PART II — INFORMATION REQUIRED IN OFFERING CIRCULAR

PRELIMINARY OFFERING CIRCULAR	DATED FEBRUARY 9, 2021

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR (THIS “OFFERING CIRCULAR” OR THIS “OFFERING STATEMENT”) IS SUBJECT TO COMPLETION OR AMENDMENT. THIS OFFERING CIRCULAR IS FOLLOWING THE DISCLOSURE FORMAT OF OFFERING CIRCULARS PURSUANT TO PART II, ITEM 1 OF FORM 1-A. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THIS OFFERING CIRCULAR FILED WITH THE SEC IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THIS OFFERING CIRCULAR IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING I F THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

GRIT BXNG AT HOME, INC.

UP TO 3,333,333 SHARES OF COMMON STOCK

$3.00 PER SHARE OF COMMON STOCK

This is the public offering of securities (this “Offering”) of GRIT BXNG At Home, Inc. (the “Company,” “GRIT,” “we,” “us” or “our”). We are offering up to 3,333,333 shares of common stock (the “Shares” and each a “Share”). The Offering Price is $3.00 per Share (the “Offering Price”) for an aggregate offering amount of up to $10 million (the “Maximum Offering Amount”). The termination date (the “Termination Date”) of this Offering will be at the earlier of (i) the date at which the Maximum Offering Amount has been sold, (ii) the date on which we terminate this Offering in our sole discretion, or (iii) one year from the date this Offering Circular is qualified by the U.S. Securities and Exchange Commission (the “SEC”). Our principal executive office is located at 9 East 16th Street, New York, NY 10003.

This Offering is being conducted through a website and platform called Republic.co that is operated by OpenDeal Broker LLC (d/b/a Capital R) (“Capital R”). Republic.co is a FINRA/SEC registered funding portal and Capital R is a registered FINRA/SEC broker dealer. Capital R is not purchasing the Shares and is not required to sell any specific number or dollar amount of the Shares in this Offering. This Offering does not have any minimum offering amount and is being conducted pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended (the “Securities Act”), for Tier 2 offerings. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the funds received shall immediately be deposited into the bank account of our escrow agent, Prime Trust, LLC or such other party (the “Escrow Agent”) and the Company will receive such funds upon each closing.

We will hold an initial closing (“Initial Closing”) on any number of Shares at any time during the offering period after this Offering has been qualified by the SEC. Thereafter, we may hold one or more additional closings until we determine to cease having any additional closings during the offering period or until the Maximum Offering Amount has been raised. Funds invested, will be returned to investors if we do not become qualified by the SEC by the Termination Date. If this Offering is not qualified, no funds will be withdrawn from the escrow account, no securities will be provided, the investor’s indication will not be confirmed and the funds in the escrow account will remain available for withdrawal, in accordance with the investor’s account agreement with the Escrow Agent. If there are no closings or if funds remain in the escrow account on the Termination Date without any corresponding closing, the investments for this Offering will be promptly returned to investors, without deduction and without interest. The minimum purchase requirement per investor is 99 Shares (approximately $297) (the “Minimum Investment”); however, we reserve the right to waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

This Offering is being conducted by us on a “best-efforts” basis, by our officers, directors and employees which means we will use our commercially reasonable best efforts in an attempt to offer and sell the Shares. Neither our executive officers or our members of our Board of Directors (the “Board”) will receive any commission or any other remuneration for these sales; however, Capital R will receive the compensation set forth below for these sales.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or “JOBS Act,” and, as such, we have elected to comply with certain reduced public company reporting requirements for this Offering Circular and future filings.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The Company is following the “Offering Circular” format of disclosure under Regulation A. We expect to commence the offer and sale of the Shares as of the date on which this Offering Circular is qualified by the SEC. Prior to this Offering, there has been no public market for any of our securities.

Investing in our Shares involves a high degree of risk. See “Risk Factors” beginning on page 6 of this Offering Circular for a discussion of information that should be considered in connection with an investment in our Shares. For more information relating to the securities being offered in this Offering, please see the section entitled “Securities Being Offered” beginning on page 32.

	Price to Public	Selling Agent Discounts and Commissions (2)	Proceeds to Issuer	Proceeds to other persons (3)
Per Share	$3.00	$0.135	$2.865	$0
Minimum Offering Amount	-	-	-	-
Maximum Offering Amount (1)	$10,000,000	450,000	9,550,000	$0

(1)	We are offering the securities on a continuous basis. See “Plan of Distribution.”
(2)	We have agreed to pay Capital R 4% of the gross proceeds if we sell at least $625,000 of Shares but less than $4,125,000 of Shares and 3.5% if we sell at least $4,125,000 of Shares. We have also agreed to pay Capital R 1% of the dollar value of Shares sold in this Offering. The amounts shown are before deducting offering costs to us, which include legal, accounting, printing and other costs incurred in this offering, which we estimate will be approximately $60,000.

The date of this Offering Circular is             , 2021

We are offering to sell, and seeking offers to buy, Shares only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the Federal Securities laws.

Unless the context otherwise indicates, when used in this Offering Circular, the terms “GRIT,” “we,” “us, “our” and similar terms refer to GRIT BXNG At Home, Inc., a Delaware corporation, and its predecessor, GRIT BXNG At Home LLC.

“GRITBOXING”, “GRITBXNG” and related names are trademarks owned by us or our affiliates. Solely for our convenience, trademarks and trade names referred to in this Offering Circular may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights to these trademarks and trade names. We do not intend to use or display other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name, or service mark of any other company appearing in this Offering Circular is the property of its respective holder.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This Offering Circular contains statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Many of these statements are contained under the headings “Offering Circular Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” In some cases, we have identified such forward-looking statements with typical conditional words such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or other comparable terminology. Important factors related to forward-looking statements may include, among others, assumptions regarding:

●	our limited operating history;

●	our auditor’s issuance of a going concern;

●	we have limited financial information publicly available and the financial information we do have shows a history of losses.

●	we may have to incur indebtedness or issue new equity securities and, if we are not able to obtain additional capital, our ability to operate or expand our business may be impaired;

●	our lack of capital and need for additional financing to accomplish our business and strategic plans;

●	our material dependence on our Chief Executive Officer and senior management team;

●	our ability to attract and retain customers;

●	intense competition in the home-fitness industry could negatively impact our revenue growth and profitability;

●	the ability to retain the value of our brands;

●	severe weather conditions, outbreaks of pandemic or contagious diseases, threats of terrorist attacks or other conditions that cause disruptions in our supply and delivery chains;

●	dependence on a limited number of third-party suppliers for equipment and certain products and services;

●	the ability to properly protect our intellectual property, or infringing on the intellectual property of others;

●	the use of social media may adversely impact our reputation or subject us to fines or other penalties;

●	negative publicity about our celebrity investors or spokespersons could negatively affect our business;

●	the failure to comply with applicable privacy, security and data laws, regulations and standards;

●	security and privacy breaches may expose us to liability and cause us to lose customers;

●	claims related to health or safety risks of our products;

●	changes in legislation or requirements related to electronic fund transfer, or our failure to comply with existing or future regulations;

●	risks related to ACH, credit card and debit card payments we accept;

●	regulatory changes in the terms of credit and debit card usage, including any existing or future regulatory requirements;

●	outsourcing certain aspects of our business could result in disruption and increased costs;

●	disruptions and failures involving our information systems could cause customer dissatisfaction;

●	our growth or changes in the industry could place strains on our management, employees, information systems and internal controls;

●	investment in our securities is speculative and there can be no assurance of any return on any such investment;

●	the Initial Offering Price has been determined by us and may not be indicative of the book value of the Shares;

●	there is no guarantee we will raise the Maximum Offering Amount, or any funds at all, which would impair our ability to implement our business strategy in full;

●	our management has broad discretion to determine how to use the proceeds received from this Offering, and may use them in ways that may not enhance our operating results or the price of the Shares;

●	This Offering is being conducted through a website and platform called Republic.co that is operated by Capital R on a “best efforts” basis and does not require a minimum amount to be raised and we may not be able to raise enough funds to fully implement our business plan and our investors which may result in the loss of the entire investment of investors;

●	investors will experience the immediate and substantial dilution in the book value of their investments;

●	future sales of our securities will dilute the ownership interest of current shareholders;

●	our executive officers, directors and their affiliates may exert control over us and may exercise influence over matters that are not subject to approval by our shareholders;

●	our failure to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired and investors’ views of us or our business could be harmed;

●	we do not anticipate declaring any cash dividends in respect of the Shares in the foreseeable future, capital appreciation, if any, will be your sole source of potential gain.

You should read this Offering Circular and the documents that we refer to herein thoroughly with the understanding that our actual future results may be materially different from and/or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements including those made in the section herein entitled Risk Factors appearing elsewhere in this Offering Circular. Other sections of this Offering Circular include additional factors which could adversely impact our business and financial performance. New risk factors emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except for our ongoing obligations to disclose material information under the Federal Securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. The forward-looking statements contained herein speak only as of the date of this Offering Circular, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

MARKET DATA AND FORECASTS

Unless otherwise indicated, information in this Offering Circular concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from independent industry analysts and publications, as well as our own estimates and research. Our estimates are derived from industry and general publications, studies and surveys conducted by third parties, as well as data from our own internal research. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable. All information and estimates are as of the date of this Offering Circular unless indicated otherwise and the Company is not obligated to such information.

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Shares. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

We do not plan to incorporate the information on or accessible through our website (www.gritbxng.com) into this Offering Circular, and you should not consider any information on, or that can be accessed through, our website a part of this Offering Circular.

We are focused on entering into the interactive fitness platform and products market. Our parent company, Work Hard Play Hard Train Hard, Inc. (“Work Hard”) operates a boxing fitness studio called GRIT BXNG. Differentiated by its fun social atmosphere, efficient and motivating workouts and original unique trainers and classes, Work Hard created a community of various fitness levels and skills in New York City that extended beyond its fitness classes. As the COVID-19 pandemic hit the U.S in March 2020, Work Hard felt compelled to stay connected with its customer base by bringing the GRIT BXNG experience that we developed at our physical locations to the homes of our community members and beyond. Our goals are to (i) provide a unique technology-enabled fitness experience that inspires our members to stay physically fit, (ii) build a connected community of trainers and members that together reinforce the idea of community and mutual support through physical activity, and (iii) to change people’s relationship with exercise by creating a technology-enabled fitness product that doesn’t feel like work, is physically efficient and challenging, spiritually uplifting and above all else, fun.

THE OFFERING SUMMARY

Shares Offered by Us	3,333,333 Shares.

Shares Outstanding Before This Offering	6,666,667 Shares.

Shares outstanding After This Offering if the Maximum Offering Amount is sold.	10,000,000 Shares.

Use of Proceeds	We plan to use the net proceeds for product and platform development, including payments to the designer of our full body workout devices, and expansion, sales and marketing, and general working capital including for costs and expenses associated with this Offering. See “Use of Proceeds.”

Risk Factors	Investing in our securities involves substantial risks. You should carefully review and consider the “Risk Factors” section of this Offering Circular beginning on page 6 and the other information in this Offering Circular for a discussion of the factors you should consider before you decide to invest in this Offering.

SUMMARY HISTORICAL FINANCIAL DATA

The following table summarizes certain of our financial data. We derived the summary statement of operations data for the period from August 21, 2020 (inception) through October 31, 2020 and summary balance sheet data as of October 31, 2020 from our audited financial statements and related notes appearing elsewhere in this offering circular. Our historical results are not necessarily indicative of the results that may be expected in the future and results of interim periods are not necessarily indicative of the results for the entire year. The summary financial data should be read together without financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

Statement of Operations	As of October 31, 2020
Revenues	$0
Operating expenses	$22,916
Net loss	$22,916
-
-
-
Pro forma net loss (1)	-

Balance sheet data	Actual	As Adjusted(1)

Cash and cash equivalents	$3,317	9,528,317
Working capital	$(22,916)	9,552,084
Total current assets	$3,317	9,528,317
Total assets	$3,317	9,528,317
Total current liabilities	$26,234	26,234
Total liabilities	$26,234	26,234
Total members equity/stockholders equity	$(22,916)	9,528,317

(1)	The as adjusted balance sheet gives effect to our receipt of estimated net proceeds from the sale of the Shares that we are offering at an Offering Price of $3.00 per Share, after deducting the estimated selling agent commissions and estimated offering expenses payable by us.

RISK FACTORS

Investing in our securities involves risks. In addition to the other information contained in this Offering Circular, you should carefully consider the following risks before deciding to purchase the Shares in this Offering. The occurrence of any of the following risks might cause you to lose all or a part of your investment. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. Please refer to “Cautionary Statement Regarding Forward-Looking Statements” for more information regarding forward-looking statements.

Risks Related to Our Business

We have not had any operations to date.

We were formed in Delaware in August 2020 as a limited liability company under the name GRIT BXNG AT HOME LLC and converted into a corporation on December 3, 2020. We are in the process of developing the GRIT BXNG At Home Product (the “Product”), our first product for which we have yet to build a working model. As such, we have not yet commenced any operations as an at-home interactive fitness platform and product company. We have not demonstrated our ability to overcome the risks frequently encountered in the interactive fitness industry and are subject to many of the risks common to early stage companies, including the uncertainty as to our ability to implement our business plan, create a viable product, market acceptance of our proposed business and services, under-capitalization, cash shortages, limitations with respect to personnel, financing and other resources and uncertainty of our ability to generate revenues, among others. There is no assurance that our activities will be successful or will result in any revenues or profit, and the likelihood of our success must be considered, given the current stage of our development. There can be no assurance that we will be able to consummate our business strategy and plans, or that we will not be subject to financial, technological, market, or other limitations that may force us to modify, alter, significantly delay, significantly impede, or terminate the implementation of such plans. We have no current or prior operating results for investors to use to identify historical trends. Investors should consider our prospects in light of the risks, expenses, and difficulties we will encounter as an early stage company. Our revenue and income potential are unproven, and our business model is continually evolving. We are subject to the risks inherent to the operation of a new business enterprise and cannot assure you that we will be able to successfully address these risks.

Our planned product has not yet been developed, and even if developed, an interest in it may not develop.

We have entered into a Product Development Agreement (the “Product Development Agreement”) with Industrial Design, LLC (“Industrial Design”), to design a GRIT BXNG At Home high tech full body workout device or devices. There can be no assurance that the Product or the anticipated features or services included in the Product will create substantial interest or a market, that the manufacturable design for the Product will adhere to the terms and specifications in the Product Development Agreement, and therefore our anticipated product, its sales and subscriber growth for our product or services may not develop as expected, or at all. Even if such a market for the Product develops, there can be no assurance that we would be able to maintain that market.

Our continued business and revenue growth will be dependent on our ability to continuously attract and retain customers and subscribers, and we cannot be sure that we will be successful in these efforts, or that customer or subscriber retention levels will not materially decline. There are a number of factors that could lead to a decline in customer or subscriber levels or that could prevent us from in obtaining customers or subscribers, including:

●	unanticipated delays in the development or shipment of the Product or the inability to build a working prototype of our product;

●	our failure to introduce new features, products, or services that customers find engaging or our introduction of new products or services, or changes to existing products and services that are not favorably received;

●	harm to our brand and reputation;

●	pricing and perceived value of our offerings;

●	our inability to deliver quality products, content, and services;

●	our customers or subscribers engaging with competitive products and services;

●	technical or other problems preventing our customers or subscribers from accessing our content and services in a rapid and reliable manner or otherwise affecting their experience;

●	unsatisfactory experiences with the delivery, installation, or service of our products;

●	a decline in the public’s interest in at-home connected fitness equipment, boxing or other fitness disciplines that we invest most heavily in;

●	deteriorating general economic conditions or a change in consumer spending preferences or buying trends; and

●	the trend of consumers toward traditional gyms and fitness studios.

Additionally, any attempt at expansion into international markets such as Canada, the United Kingdom, and Germany will create new challenges in attracting and retaining customers or subscribers that we may not successfully address. As a result of these factors, we cannot be sure that our customer or subscriber levels will be adequate to maintain or permit the expansion of our operations. An inability to grow our customer or subscriber base could have an adverse effect on our business, financial condition and operating results.

We may be unable to secure the resources, distribution channels and delivery methods should purchase orders for the Product development exceed capacity.

Even if an interest and market in the Product develops, our success will be dependent upon our ability to secure manufacturers, raw materials, distribution channels and establish a sales and marketing team to meet any anticipated growth in sales and subscribers. We currently have no agreements with any such suppliers or manufacturers, and even if such agreements were secured, there can be no assurance that such partners would meet our anticipated or unanticipated needs.

To date we have not been profitable and there can be no guarantee that we will be profitable in the future.

We expect to incur operating losses for the foreseeable future until such time as we develop interest and market in the Product. Our ability to achieve profitability will depend, upon other things upon our ability to successfully develop interest and market in the Product and the general economic conditions. There can be no assurance that we will ever generate significant sales or achieve profitability. Accordingly, the extent of future losses and the time required to achieve profitability, if ever, may not be as anticipated.

We may need to raise additional capital that may be required to grow our business, and we may not be able to raise capital on terms acceptable to us or at all.

Operating our business and maintaining our growth efforts will require significant cash outlays and advance capital expenditures and commitments. If cash on hand and cash generated from operations and from this offering are not sufficient to meet our cash requirements, we will need to seek additional capital, potentially through debt or equity financings, to fund our growth. We cannot assure you that we will be able to raise needed cash on terms acceptable to us or at all. Financings may be on terms that are dilutive or potentially dilutive to our stockholders, and the prices at which new investors would be willing to purchase our securities may be lower than the price per share of our common stock in this offering. The holders of new securities may also have rights, preferences or privileges which are senior to those of existing holders of common stock. If new sources of financing are required, but are insufficient or unavailable, we will be required to modify our growth and operating plans based on available funding, if any, which would harm our ability to grow our business.

We will have limited control over our suppliers, manufacturers, and logistics partners, which may subject us to significant risks, including the potential inability to produce or obtain quality products and services on a timely basis or in sufficient quantity.

We will likely have limited control over our suppliers, manufacturers, and logistics partners, which subjects us to risks, such as the following:

●	inability to satisfy demand for the Product;

●	reduced control over delivery timing and product reliability;

●	reduced ability to monitor the manufacturing process and components used in the Product;

●	limited ability to develop comprehensive manufacturing specifications that take into account any materials shortages or substitutions;

●	variance in the manufacturing capability of our third-party manufacturers;

●	price increases;

●	failure of a significant supplier, manufacturer, or logistics partner to perform its obligations to us for technical, market, or other reasons;

●	variance in the quality of last mile services provided by our third-party logistics partners;

●	difficulties in establishing additional supplier, manufacturer, or logistics partner relationships if we experience difficulties with our existing suppliers, manufacturers, or logistics partners;

●	shortages of materials or components;

●	misappropriation of our intellectual property;

●	exposure to natural catastrophes, political unrest, terrorism, labor disputes, and economic instability resulting in the disruption of trade from foreign countries in which the Product is manufactured or the components thereof are sourced;

●	changes in local economic conditions in the jurisdictions where our suppliers, manufacturers, and logistics partners are located;

●	the imposition of new laws and regulations, including those relating to labor conditions, quality and safety standards, imports, duties, tariffs, taxes, and other charges on imports, as well as trade restrictions and restrictions on currency exchange or the transfer of funds; and

●	insufficient warranties and indemnities on components supplied to our manufacturers or performance by our partners.

The occurrence of any of these risks, especially during seasons of peak demand, could cause us to experience a significant disruption in our ability to produce and deliver our products to our customers.

The market for our planned product and services is still in the early stages of growth and if it does not continue to grow, grows more slowly than we expect, or fails to grow as large as we expect, our business, financial condition, and operating results may be adversely affected.

The at-home interactive fitness market is a relatively new and rapidly growing market that is largely unproven, and it is uncertain whether it will sustain high levels of demand and achieve wide market acceptance. There has been a rapid movement toward at-home fitness equipment, including those described as “connected” fitness equipment, such as Peloton’s equipment, due to the outbreak of the COVID-19 epidemic and stay-at-home orders across the United States and around the world. Our success depends substantially on the willingness of consumers to widely adopt our products and services in the long term, which are largely unknown to date. To be successful, we will have to educate consumers about our products and services through significant investment and provide quality content that is superior to the content and experiences provided by our competitors. Additionally, the at-home interactive fitness market at large is saturated, and the demand for and market acceptance of new products and services in the market is uncertain. It is difficult to predict the future growth rates, if any, and size of our market. We cannot assure you that our market will develop, that the public’s interest in at-home interactive fitness will continue, or that our products and services will be widely adopted. If our market does not develop, develops more slowly than expected, or becomes more saturated with competitors, or if our products and services do not achieve market acceptance, our business, financial condition, and operating results could be adversely affected.

We operate in a highly competitive market and we may be unable to compete successfully against existing and future competitors.

Our products and services will be offered in a highly competitive market. We will face significant competition in every aspect of our business, including at-home fitness equipment and content and health and wellness apps that we may develop in the future or concurrently with our product. Moreover, we expect the competition in our market to intensify in the future as new and existing competitors introduce new or enhanced products and services that compete with ours, particularly during this consumer shift to at-home fitness due to the COVID-19 pandemic outbreak.

Our competitors may develop, or have already developed, products, features, content, services, or technologies that are similar to ours or that achieve greater acceptance, may undertake more successful product development efforts, create more compelling employment opportunities, or marketing campaigns, or may adopt more aggressive pricing policies. Our competitors may develop or acquire, or have already developed or acquired, intellectual property rights that significantly limit or prevent our ability to compete effectively in the public marketplace. In addition, our competitors may have significantly greater resources than us or have a first-to-market advantage, allowing them to identify and capitalize more efficiently upon opportunities in new markets and consumer preferences and trends, quickly transition and adapt their products and services, devote greater resources to marketing and advertising, or be better positioned to withstand substantial price competition. If we are not able to compete effectively against our competitors, they may acquire and engage customers or generate revenue at the expense of our efforts, which could have an adverse effect on our business, financial condition, and operating results.

Our consolidated financial statements have been prepared assuming that we will continue as a going concern.

Our operating losses, negative cash flows from operations, and limited alternative sources of revenue, raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements as of October 31, 2020 do not include any adjustments that might result from the outcome of this uncertainty. If we cannot raise adequate capital on acceptable terms or at all, or generate sufficient revenue from operations, we will need to revise our business plans.

We have limited financial and other information upon which an investor can base their decision.

Inasmuch as we have recently just begun the development of the Product and therefore our operations are severely limited at the moment, and have yet to generate any revenue, we have limited financial information upon which you can base your investment decision. Our audited financial statements as of October 31, 2020, primarily reflect the fact that we’ve had no operations to date. Therefore, the audited financial statements as of October 31, 2020, should not be relied upon as an indication of our future operations.

We have experienced operating losses to date and expect to continue to generate operating losses and experience negative cash flows and it is uncertain whether we will achieve profitability.

As of October 31, 2020, we incurred a net loss of $22,916. We expect to incur operating losses until such time, if ever, as we are able to achieve sufficient levels of revenue from sales and subscriptions. There can be no assurance that we will ever generate significant revenue or achieve profitability. Accordingly, the extent of future losses and the time required to achieve profitability, if ever, cannot be predicted at this point. Our operating results for future periods are subject to numerous uncertainties and there can be no assurances that we will be profitable in the foreseeable future, if at all. If our revenues decrease in a given period, we may be unable to reduce operating expenses which could materially and adversely affect our business and, therefore, our results of operations and lead to a net loss (or a larger net loss) for that period and subsequent periods.

We also expect to experience negative cash flows for the foreseeable future as we anticipate increased expenses related to product development, manufacturing, marketing and deliveries. As a result, we will need to generate significant revenues or raise additional financing in order to achieve and maintain profitability and finance the expansion of our operations. We may not be able to generate these revenues or achieve profitability in the future, or maintain profitability once achieved. Our failure to achieve or maintain profitability would likely negatively impact the value of our securities and financing activities.

We have inadequate capital and need additional financing to accomplish our business and strategic plans.

We have very limited funds, and such funds are not adequate to develop our current business plan. At October 31, 2020, our cash balance was $3,317. We believe that for us to be successful, we will be required to spend a significant amount of capital to build and market our product. If the revenue derived from operations is not as anticipated, our ultimate success may depend on our ability to raise additional capital. In the absence of additional financing or significant revenues and profits, we will have to approach our business plan from a much different and much more restricted direction, attempting to secure additional funding sources to fund our growth which could include borrowings, private offerings, public offerings, or some type of business combination, such as a merger, or buyout. In addition, any future sale of our convertible securities or equity securities, if created, would dilute the ownership of your Shares and could be at prices substantially below prices at which the Shares have previously been sold. Our inability to raise capital could require us to significantly curtail or terminate our operations, as well as negatively impact our ability to repay any debt obligations upon maturity, if any. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity. In addition, our ability to obtain additional capital on acceptable terms, if at all, is subject to a variety of uncertainties. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. Any failure to raise additional funds on favorable terms could have a material adverse effect on our liquidity and financial condition.

Our growth could place strains on our management, employees, information systems and internal controls, which may adversely impact our business.

Once we develop our product, our manufacturing expansion, if necessary, will place significant demands on our management resources. We will be required to identify partners to manufacture the Product, negotiate favorable terms and market the Product, and develop a sales strategy and distribution channel on a timely and cost-effective basis while maintaining a high level of quality, efficiency and performance, while also protecting our brand name with customer service and assessing feedback to further improve the Product. In addition, we will need to continue to implement management information systems and improve our operating, administrative, financial and accounting systems and controls. We will also need to recruit, train and retain new instructors for original content, and other employees and maintain close coordination among our executive, accounting, finance, marketing, sales and operations functions.

These processes are time-consuming and expensive and may divert management’s attention. We may not be able to effectively manage this growth, and any failure to do so could have a material adverse effect on our rate of growth, business, financial condition and results of operations.

We are dependent on our Chief Executive Officer. In addition, the loss of key personnel and/or failure to attract and retain highly qualified personnel could make it more difficult for us to develop our business and enhance our financial performance.

We are dependent on the continued services of our senior management team, including our CEO William Zanker, who has created our business strategy and has the relationships with our parent company’s celebrity endorser and social media influencers. We believe the loss of one or any of our senior management team, particularly Mr. Zanker, could have a material adverse effect on us and our financial performance. Currently, we do not have any long-term employment agreements with our executive officers, and we may not be able to attract and retain sufficient qualified personnel to meet our business needs. We may not be successful in attracting and retaining the personnel we require to develop and market our product or services. The loss of one or more of our key employees or our inability to attract, retain and motivate qualified personnel could negatively impact our ability to design, develop, manufacture and market our product.

Our management team has no experience in the operation of an at-home fitness equipment company.

Although, our management team, in particular our Chief Executive Officer, has held many senior management positions at other companies, neither he, nor the other members of management, have in the past operated a fitness equipment company. However, the Company expects to recruit executives and other employees with experience in the at-home fitness market and also expects the Company’s existing experience in running a popular boutique fitness studio in New York City to translate well into the at-home fitness industry. The lack of direct experience by our current management team in at-home fitness could nevertheless adversely affect the success of our business and there can be no guarantee that the Company will be able to hire experienced personnel on reasonable and favorable terms, or at all.

Our management team will provide services for our parent company and therefore, their time and attention may be divided between the operations of Work Hard and the Company.

Our management team will provide services for our parent company and therefore, their time and attention may be divided between the operations of Work Hard and the Company. While we expect our management team to provide an adequate amount of attention on the Company’s operations, they will not be devoting their full time and attention to our business. Further, there can be no assurance that conflicts of interest will not arise with respect to our business and that of our parent company, or those of the other business ventures in which our management team is engaged, or that any conflicts will be resolved in a manner favorable to us.

We are dependent upon affiliated parties for the provisions of a substantial portion of our administrative services as we do not have the internal capabilities to provide such services, and many of our employees are also employees of such affiliated entities.

We intend to use the office space, office equipment, personnel, financial analysis personnel, and assorted other services related to our day-to-day operations and our efforts of our parent company. There can be no assurance that we can successfully develop the necessary infrastructure on our own without the assistance of these affiliated entities.

The success of our business depends on our ability to retain the value of our brands.

Our ability to maintain our brand image and reputation will be integral to our business. Maintaining, promoting and growing our brand will depend largely on the success of our marketing efforts and our ability to provide a consistent, high-quality customer experience. Our reputation could be jeopardized if we fail to maintain high standards for customer experience, fail to maintain high ethical, social, and environmental standards for all of our operations and activities, or if we fail to appropriately respond to concerns associated with any of the foregoing or any other concerns from our customers. We could be adversely impacted if we or our parent company fails to achieve any of these objectives or if the reputation or image of any of our or our parent company’s brands are tarnished or receive negative publicity. In addition, adverse publicity about regulatory or legal action against us, our parent company or by us, could damage our reputation and brand image. Damage to our reputation or loss of consumer confidence for any of these reasons may result in fewer customers, which in turn could materially and adversely affect our results of operations and financial condition.

Our expectation is that we may depend on a limited number of suppliers for equipment and certain products and services could result in disruptions to our business and could adversely affect our revenues and gross profit.

Raw materials and certain other services to be used in the Product, including the hardware and software to be included in the Product, are expected to be sourced from third-party suppliers. Although we believe that adequate substitutes are currently available, we will be dependent upon these third-party suppliers to operate our business efficiently and consistently meet our business requirements. The ability of these third-party suppliers to successfully provide reliable and high-quality services is subject to technical and operational uncertainties that are beyond our control, including, for our overseas suppliers, vessel availability and port delays or congestion. Any disruption to our suppliers’ operations could impact our supply chain and our ability to service our existing stores and open new studios on time or at all and thereby generate revenue. If we lose such suppliers or our suppliers encounter financial hardships unrelated to the demand for our equipment or other products or services, we may not be able to identify or enter into agreements with alternative suppliers on a timely basis on acceptable terms, if at all. Transitioning to new suppliers would be time consuming and expensive and may result in interruptions to our operations. If we should encounter delays or difficulties in securing the quantity of equipment we require to open new and refurbish existing studios, our suppliers encounter difficulties meeting our demands for products or services, our websites experience delays or become impaired due to errors in the third-party technology or there is a deficiency, lack or poor quality of products or services provided, our ability to serve our customers and grow our brand would be interrupted. If any of these events occur, it could have a material adverse effect on our business and operating results.

Our trademarks and trade names may be infringed, misappropriated or challenged by others.

We believe our brand names and those of our parent company are important to our business. We seek to protect our trademarks, trade names and other intellectual property by exercising our rights under applicable trademark and copyright laws. If we were to fail to successfully protect our intellectual property rights for any reason, it could have an adverse effect on our business, results of operations and financial condition. Any damage to our reputation could cause customer levels to decline and make it more difficult to attract new customers.

Use of social media may adversely impact our reputation or subject us to fines or other penalties.

There has been a substantial increase in the use of social media platforms, including blogs, social media, websites and other forms of internet-based communication, which allow individuals access to a broad audience of consumers and other interested persons. Negative commentary about us or our parent company may be posted on social media platforms or similar devices at any time and may harm our reputation or business. The harm may be immediate without affording us an opportunity for redress or correction. In addition, social media platforms provide users with access to such a broad audience that collective action against the Product and services, such as boycotts, can be more easily organized. If such actions were organized, we could suffer reputational damage as well as physical damage to our stores.

We also intend to use social medial platforms as marketing tools. For example, we intend to maintain Facebook and other social media accounts. As laws and regulations rapidly evolve to govern the use of these platforms and devices, the failure by us, our employees or third parties acting at our direction to abide by applicable laws and regulations in the use of these platforms and devices could adversely impact our business, financial condition and results of operations or subject us to fines or other penalties.

We are dependent upon the public image of our parent company’s celebrity investors and spokespersons and any negative publicity regarding such celebrity investors or spokespersons could have a negative effect on our business.

If there is any negative publicity about the celebrity investors and spokespersons for our parent company, the negative publicity could have an adverse impact on our business. A large part of our marketing plan of our parent company has revolved around our parent company’s public image in the region in which Work Hard has a fitness studio. Currently, Pitbull and Tony Robbins are celebrity investors in our parent company and Pitbull is a celebrity spokesperson for our parent company.

If we fail to comply with applicable privacy, security, and data laws, regulations and standards, our business could be materially and adversely affected.

We intend to use electronic mail (“email”), text messages, chat message services and phone calls to market our services to potential customers. The laws and regulations governing the use of telephonic communication, including but not limited to emails, text messages and phone calls, for commercial purposes continue to evolve. Because messaging and phone calls will be important to our business, if we are unable to successfully deliver messages or make phone calls to existing customers and potential customers, if there are legal restrictions on delivering these messages to consumers, or if consumers do not or cannot receive our messages or phone calls, our revenues and profitability could be adversely affected. If new laws or regulations are adopted, or existing laws and regulations are interpreted, to impose additional restrictions on our ability to call or send email or text messages to our customers or potential customers, we may not be able to communicate with them in a cost-effective manner and it may limit our ability to utilize such forms of communication. In addition to legal restrictions on the use of emails, text messages and phone calls for commercial purposes, service providers and others attempt to block the transmission of unsolicited messages, commonly known as “spam.” Many service providers have relationships with organizations whose purpose it is to detect and notify the service providers of entities that the organization believes is sending unsolicited messages. If a service provider identifies messaging from us as “spam” as a result of reports from these organizations or otherwise, we could be placed on a restricted list that will block our messages to customers or potential customers. If we are restricted or unable to communicate through emails, text messages or phone calls with our customers and potential customers as a result of legislation, regulation, blockage or otherwise, our business, operating results and financial condition could be adversely affected.

Security and privacy breaches may expose us to liability and cause us to lose customers.

Federal and state laws require us to safeguard all customer financial information, including credit card information. Although we intend to establish security procedures and protocols, including credit card industry compliance procedures, to protect against identity theft and the theft of our customers’ financial information, our security and testing measures may not prevent security breaches and breaches of customers’ privacy may occur, which could harm our business. For example, we expect that most of our users will provide us with credit card and other confidential information and authorize us to bill their credit card accounts directly for our products and services. Techniques used to obtain unauthorized access, or to sabotage systems change frequently, and are constantly evolving. These techniques and other advances in computer capabilities, new discoveries in the field of cryptography, inadequate facility security or other developments may result in a compromise or breach of the technology used by us or one of our vendors to protect customer data. We may be unable to anticipate these techniques or to implement adequate preventive or reactive measures. Several recent, highly publicized data security breaches at other companies have heightened consumer awareness of this issue. Further, a significant number of states require the customers be notified if a security breach results in the disclosure of their personal financial account or other information. Additional states and governmental entities are considering such “notice” laws. In addition, other public disclosure laws may require that material security breaches be reported.

Any compromise of our security or that of our third-party vendors or noncompliance with privacy or other laws or requirements could harm our reputation, cause our customers to lose confidence in us, or harm our financial condition and, therefore, our business. In addition, a party who is able to circumvent our security measures or exploit inadequacies in our security measures or that of our third-party vendors, could, among other effects, misappropriate proprietary information, cause interruptions in our operations or expose customers to computer viruses or other disruptions. We may be required to make significant expenditures to protect against security breaches or to remedy problems caused by any breaches. Actual or perceived vulnerabilities may lead to claims against us. To the extent the measures taken by us or our third-party vendors prove to be insufficient or inadequate, we may become subject to litigation or administrative sanctions, which could result in significant fines, penalties or damages and harm to our reputation.

We will rely on mobile operating systems and application marketplaces to make our apps available to our customers, and if we do not effectively operate with or receive favorable placements within such application marketplaces and maintain high customer reviews, our usage or brand recognition could decline and our business, financial results and results of operations could be adversely affected.

We will depend in part on mobile operating systems, such as Android and iOS, and their respective application marketplaces to make our apps available to customers. Any changes in such systems and application marketplaces that degrade the functionality of our apps or give preferential treatment to our competitors’ apps could adversely affect our platform’s usage on mobile devices or the Product’s internal operating system. If such mobile operating systems or application marketplaces limit or prohibit us from making our apps available to customers, make changes that degrade the functionality of our apps, increase the cost of using our apps, impose terms of use unsatisfactory to us or modify their search or rating algorithms in ways that are detrimental to us, or if our competitors placement in such mobile operating systems application marketplace is more prominent than the placement of our apps, overall growth in our customer base could slow. Any of the foregoing risks could adversely affect our business, financial condition and results of operations.

As new mobile devices and mobile platforms are released, there is no guarantee that certain mobile devices will continue to support our platform or effectively roll out updates to our app. Additionally, in order to deliver a high-quality app, we need to ensure that our offerings are designed to work effectively with a range of mobile technologies, systems, networks and standards. We may not be successful in developing or maintaining relationships with key participants in the mobile industry that enhance customers’ experience. If customers encounter any difficulty accessing or using our apps on their mobile devices or if we are unable to adapt to changes in popular mobile operating systems, our business, financial condition and results of operations could be adversely affected.

We are subject to government regulation, and changes in these regulations could have a negative effect on our financial condition and results of operations.

Our operations and business practices are subject to federal, state and local government regulation in the various jurisdictions in which the Product is sold, including, but not limited to the following:

●	general rules and regulations of the Federal Trade Commission;

●	rules and regulations of state and local consumer protection agencies;

●	federal and state laws and regulations governing privacy and security of information; and

●	state and local health regulations.

Any changes in such laws or regulations could have a material adverse effect on our financial condition and results of operations.

We could be subject to claims related to health or safety risks.

Use of the Product and/or services will pose some potential health or safety risks to customers through physical exertion and use of their product or services. Claims might be asserted against us for injury suffered by, or death of customers or guests while using the Product. We might not be able to successfully defend such claims. As a result, we might not be able to maintain our general liability insurance on acceptable terms in the future or maintain a level of insurance that would provide adequate coverage against potential claims. Depending upon the outcome, these matters may have a material effect on our consolidated financial position, results of operations and cash flows.

Changes in legislation or requirements related to electronic fund transfer, or our failure to comply with existing or future regulations, may adversely impact our business.

We intend to primarily accept payments for our apps through EFT from customers’ bank accounts and, therefore, will be subject to federal, state and provincial legislation and certification requirements governing EFT, including the Electronic Funds Transfer Act, and compliance with these laws and regulations and similar requirements may be onerous and expensive. In addition, variances and inconsistencies from jurisdiction to jurisdiction may further increase the cost of compliance and doing business. States that have such statutes provide harsh penalties for violations. Our failure to comply fully with these rules or requirements may subject us to fines, higher transaction fees, penalties, damages and civil liability and may result in the loss of our ability to accept EFT payments, which would have a material adverse effect on our business, results of operations and financial condition. In addition, any such costs, which may arise in the future as a result of changes to the legislation and regulations or in their interpretation, could individually or in the aggregate cause us to change or limit our business practice, which may make our business model less attractive to our customers.

We will be subject to a number of risks related to ACH, credit card and debit card payments we accept.

We intend to accept payments through automated clearing house (“ACH”), credit card and debit card transactions. For ACH, credit card and debit card payments, we will pay interchange and other fees, which may increase over time. An increase in those fees would require us to either increase the prices we charge for our apps, which could cause us to lose customers, or suffer an increase in our operating expenses, either of which could harm our operating results.

If we or any of our processing vendors have problems with our billing software, or the billing software malfunctions, it could have an adverse effect on our customer satisfaction and could cause one or more of the major credit card companies to disallow our continued use of their payment products. In addition, if our billing software fails to work properly and, as a result, we do not automatically charge our customers’ credit cards, debit cards or bank accounts on a timely basis or at all, we could lose customers revenue, which would harm our operating results.

If we fail to adequately control fraudulent ACH, credit card and debit card transactions, we may face civil liability, diminished public perception of our security measures, and significantly higher ACH, credit card and debit card related costs, each of which could adversely affect our business, financial condition and results of operations. The inability to utilize any of these payment methods, or the termination of our ability to process payments through ACH transactions or on any major credit or debit card would significantly impair our ability to operate our business.

Regulatory changes in the terms of credit and debit card usage, including any existing or future regulatory requirements, could have an adverse effect on our business.

Our business will rely heavily on the use of credit and debit cards in sales transactions. Regulatory changes to existing rules or future regulatory requirements affecting the use of credit and debit cards or the fees charged could impact the consumer and financial institutions that provide card services. This may lead to an adverse impact on our business if the regulatory changes result in unfavorable terms to either the consumer or the banking institutions.

Disruptions and failures involving our information systems could cause customer dissatisfaction and adversely affect our billing and other administrative functions.

The continuing and uninterrupted performance of our information systems will be critical to our success. We intend to use a fully integrated information system to process new customer information, and track and analyze sales and customer statistics, the frequency and timing of customer workouts, customer life, value-added services and demographic profiles by customers. This system will also assist us in evaluating staffing needs and program offerings. Correcting any disruptions or failures that affect our proprietary system could be difficult, time-consuming and expensive, because we would need to use contracted consultants familiar with our system.

Any failure of our system could also cause us to lose customers and adversely affect our business and results of operations. Our customers may become dissatisfied by any system disruptions or failure that interrupts our ability to provide our services to them. Disruptions or failures that affect our billing and other administrative functions could have an adverse effect on our operating results.

Fire, floods, earthquakes, power loss, telecommunications failures, break-ins, acts of terrorism, pandemics, further lockdowns preventing us from developing, manufacturing, or shipping the Product, and similar events could damage our systems. In addition, computer viruses, electronic break-ins or other similar disruptive problems could also adversely affect our sites and systems. Any system disruption or failure, security breach or other damage that interrupts or delays our operations could cause us to lose customers, damage our reputation, and adversely affect our business and results of operations.

Our growth or changes in the industry could place strains on our information systems and internal controls, which may adversely impact our business.

Future expansion or changes in the industry will place increased demands on our administrative, operational, financial and other resources. Any failure to manage such growth or changes effectively, could seriously harm our business. To be successful, we will need to continue to improve management information systems and our operating, administrative, financial and accounting systems and controls. We will also need to train new employees and maintain close coordination among our executive, research and development, accounting, finance, marketing, sales and operations functions. These processes are time-consuming and expensive, increase management responsibilities and divert management attention.

Outsourcing certain aspects of our business could result in disruption and increased costs.

We intend to outsource certain aspects of our business to third-party vendors that subject us to risks, including disruptions in our business and increased costs. For example, we intend to engage third parties to host and manage certain aspects of our data center, information and technology infrastructure and electronic pay solutions. Accordingly, we will be subject to the risks associated with the vendor’s ability to provide these services to meet our needs. If the cost of these services is more than expected, if the vendor is not able to handle the volume of activity or perform the quality of service that we expect, if we or the vendor are unable to adequately protect our data and information is lost, if our ability to deliver our services is interrupted, or if our third-party vendors face financial or other difficulties, then our business and results of operations may be negatively impacted.

Risks Related to the Offering and Ownership of Our Shares

An investment in the Shares is speculative and there can be no assurance of any return on any such investment.

An investment in the Shares is speculative and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in our company, including the risk of losing their entire investment. No assurance can be given that the fair market value of any Shares will exceed the price paid by investors for the Shares or that investors will be able to profit from their investment in the Shares especially in light of the fact that we do not initially intend for our Shares to trade on any national securities exchange or over the counter or electronic quotation system.

The Offering Price of the Shares has been determined by us and may not be indicative of our actual value or the value of our securities.

The Offering Price of the Shares have been determined by us, is not based on any market price of the Shares (of which there is none) and is not indicative of our actual value or the value of our securities. The price of the Shares bears no relationship to the assets, book value, net worth or any other recognized criteria of our value. The Offering Price should not be considered as an indication of our actual value or the value of the Shares.

There is no guarantee that we will raise the Maximum Offering Amount in this Offering.

Our goal is to raise the Maximum Offering Amount in this Offering, but there is no guarantee that we will be successful in raising that amount. If we do not raise the Maximum Offering Amount, we will likely have to review our plans for using the net proceeds from this Offering and reallocate the ways in which the net proceeds will be used. We will have broad discretion in reallocating the use of the net proceeds and you may not approve of the ways the net proceeds are used.

Our management has broad discretion to determine how to use the proceeds received from this Offering and may use them in ways that may not enhance its operating results or the price of the Shares.

We plan to use the net proceeds of the Offering to fund the designing and manufacturing of the Product and for marketing and hiring expenses. Our management will have broad discretion over the use and investment of the net proceeds of the Offering, and accordingly investors in the Offering will need to rely upon the judgment of our management with respect to the use of proceeds with only limited information concerning management’s specific intentions. It is possible that we may decide in the future not to use the proceeds of the Offering in the manner in which we currently expect.

Our Offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised. As a result, we may not be able to raise enough funds to fully implement our business plan and our investors may lose their entire investment.

This Offering is on a “best efforts” basis and does not require a minimum amount to be raised. If we are not able to raise sufficient funds, we may not be able to fund our operations as planned, and our growth opportunities may be materially adversely affected. This could increase the likelihood that an investor may lose their entire investment.

Investors in this Offering will experience immediate and substantial dilution in the book value of their investment.

The Offering Price of our Shares will be substantially higher than the net tangible book value per Share of our outstanding shares of common stock immediately prior to the Offering. Therefore, if you purchase Shares in the Offering, you will incur an immediate dilution.

An investment in our securities is highly illiquid.

It will be very difficult for an investor to sell our securities to a third-party until a market for our securities develops, of which there can be no assurance. Investors must therefore be prepared to bear the economic risk of an investment in the Shares for an indefinite period of time. The exit strategy for investors or liquidity event will only occur if an event such as the sale of our company, a full public offering onto an exchange or national exchange, or a complete refinancing of the business occurs, among other potential events. If you require liquidity in your investments, you should not invest in the Shares.

Future sales of our securities will dilute the ownership interest of our current stockholders.

We may sell additional equity securities in order to raise the funds necessary to expand our operations. Any such transactions will involve the issuance of our previously authorized and unissued securities and will result in the dilution of the ownership interests of our present stockholders.

Anti-takeover provisions in our charter documents and under Delaware law may make an acquisition of us more complicated and may make the removal and replacement of our directors and management more difficult.

Our certificate of incorporation and bylaws contain provisions that may delay or prevent a change in control, discourage bids at a premium over the market price of our common stock and adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. These provisions may also make it difficult for stockholders to remove and replace our board of directors and management. These provisions:

●	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares and prevent or delay a takeover attempt; and

●	limit who may call a special meeting of stockholders;

We are also subject to provisions of the Delaware corporation law that, in general, prohibit any business combination with a beneficial owner of 15 percent or more of our common stock for three years unless the holder’s acquisition of our stock was approved in advance by our board of directors. Although we believe these provisions collectively provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with our board of directors, they would apply even if the offer may be considered beneficial by some stockholders.

Our parent company owns 90% of our outstanding shares of common stock and may exert control over us and may exercise influence over matters subject to the approval of our shareholders.

Our parent company, Work Hard, owns 90% of the voting securities of the Company. Accordingly, it may exercise complete control over matters requiring shareholder holder approval, including the election of directors on the Board of Directors, expenditures, use of proceeds and approval of corporate transactions, such as a merger or sale of the Company.

Investor funds will not accrue interest while in escrow prior to closing.

All funds delivered in connection with subscriptions for the Shares will be held in a non-interest bearing escrow account until the closing of this Offering, if any. We may conduct one of more closings at our discretion. Investors in the Shares offered hereby may not have the use of such funds or receive interest thereon, pending the completion of this Offering.

Because we do not anticipate declaring any dividends on the common stock, capital appreciation, if any, will be your sole source of potential gain.

We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. As a result, capital appreciation, if any, of the Shares may be your sole source of gain for the foreseeable future.

Shareholders Will Have No Right to Control Company Operations.

The Investors in in this Offering will have no opportunity to control the day-to-day operations of the Company, including investment and disposition decisions. The investors must rely entirely on the Board and management to conduct and manage the affairs of the Company.

Our certificate of incorporation has an exclusive forum for adjudication of disputes provision which limits the forum to the Delaware Court of Chancery for certain actions against the Company.

Our certificate of incorporation provides that the Delaware Court of Chancery, to the fullest extent permitted by law, is the sole and exclusive forum for certain actions including claims in the right of the Company brought by a stockholder that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity or as to which the Delaware corporate law confers jurisdiction upon the Court of Chancery of the State of Delaware.

A Delaware corporation is allowed to mandate in its corporate governance documents a chosen forum for the resolution of state law-based shareholder class actions, derivative suits and other intra-corporate disputes. Our management believes limiting state law-based claims to Delaware mitigate against the potential risk of another forum misapplying Delaware law is avoided. In addition, Delaware courts have a well-developed body of case law and we believe limiting the forum for the adjudication of any disputes will prevent costly and duplicative litigation and avoid the risk of inconsistent outcomes.

Our certificate of incorporation provides that this exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

The Delaware Court of Chancery exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or our directors, officers, employees or stockholders and may increase costs to stockholders residing outside of Delaware to bring claims, which may discourage such lawsuits against the Company and our directors, officers, employees or stockholders. Alternatively, if a court were to find this provision in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

DILUTION

If you invest in the Shares, your ownership interest will be immediately diluted to the extent of the difference between the Offering Price in this Offering per Share and the as adjusted net tangible book value per Share after the consummation of this Offering. Net tangible book value per Share represents the book value of our total tangible assets less the book value of our total liabilities divided by the number of Shares then issued and outstanding. As of October 31, 2020, our net tangible book value (unaudited) was $(22,917), or $(.0034), per Share, which represents the amount of our total tangible assets less total liabilities, divided by the number of Shares outstanding immediately prior to this Offering.

After giving effect to our sale of 3,333,333 Shares in this Offering at the Offering Price of $3.00 per Share, and after deducting estimated selling agents’ commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of October 31, 2020 would have been $9,552,083, or $0.96 per Share. This represents an immediate and substantial dilution of $2.04 per Share to new investors purchasing the Shares in this Offering. The following table illustrates this dilution per Share:

Assumed public offering price per Share		$3.00

Increase in net tangible book value per Share attributable to this Offering	$0.9566
As adjusted net tangible book value per Share after giving effect to this Offering	$0.96
Dilution per Share to new investors in this Offering		$2.04

The following table summarizes, on an as adjusted basis as of February 9, 2021, the differences between the number of Shares purchased from us, assuming the sale of the Maximum Offering Amount, the total price and the average price per Share paid by existing shareholders and by the new investors in this Offering, before deducting estimated commissions and estimated offering expenses payable by us, at an Offering Price of $3.00 per Share.

	Share Issued/Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Price

Existing stockholders	6,666,667	67%	$106,234	1%	$0.016
New investors	3,333,333	33%	$10,000,000	99%	$3.00
Total Weighted Average	10,000,000	100%	$10,106,234	100%	$1.01

The number of shares of common stock that will be outstanding after this Offering is based upon 6,666,667 shares outstanding as of the date of this Offering Circular and does not include shares to be reserved for issuances under our equity incentive plan that we intend to approve. The Company intends to adopt and have its stockholder approve an incentive stock option plan following this Offering for up to 20% of the shares outstanding, in the aggregate and expects to issue 240,000 options to each of William Zanker, our Chief Executive Officer, President and Chairman and Christopher Murray, our Chief Operating Officer and Director. The figures below do not take into account shares that may be issuable upon the exercise of such incentive stock options or the shares being offered in this Offering Circular.

We may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

PLAN OF DISTRIBUTION

Engagement Agreement with Capital R

We are currently party to an offering listing agreement, dated November 3, 2020 (the “Listing Agreement”), with Capital R, who has agreed to provide certain offering facilitation services, including executing and delivering evidence of the Shares sold in this Offering to each investor and the use of Capital R’s fundraising platform Republic.co. Capital R has made no commitment to purchase all or any part of the Shares. The term of the engagement agreement began on November 3, 2020 and will continue until the later of the Shares are no longer being listed on the Republic.co platform or all fees due to Capital R being remitted unless otherwise terminated by either party upon thirty (30) days’ prior written notice or for cause pursuant to the Listing Agreement.

Capital R is not purchasing any of the Shares in this Offering and are not required to sell any specific number or dollar amount of securities but will instead arrange and manage this Offering on their fundraising platform, Republic.co.

Reimbursable expenses in the event of termination. In the event the Offering does not close or we decide not to pursue this Offering, we have agreed to reimburse Capital R the greater of (a) $50,000, (b) all costs incurred by Capital R in enabling this Offering to be listed on Republic.co or (c) the dollar amount equal to the processing fees as described below, for the Maximum Offering Amount.

Commission and Expenses. We will pay Capital R expenses related to this Offering pursuant to the following schedule: (a) 4% of gross proceeds from the sale of at least $625,000 worth of securities, but less than $4,125,000 worth of securities sold by us in this Offering, and (b) 3.5% of the gross proceeds from the sale of at least $4,125,000 worth of securities sold by us in this Offering. No percentage of expenses will be paid to Capital R if this Offering does not raise at least $625,000. The minimum offering expenses to be paid by us will be the greater of $50 per investor in this Offering or $20,000. In addition, we have agreed to provide a commission of 1% on the dollar value of the securities sold in this Offering.

While our management may promote the Company and this Offering, no other commissions will be paid to anyone in connection with facilitating this Offering.

Fees for Termination of the Listing Agreement. Should we terminate the Listing Agreement, other than for a breach of the Listing Agreement by Capital R, we have agreed to pay Capital R the greater of $25,000 or an amount equal to the number of investors in this Offering multiplied by $250.00.

Officers and directors. Our officers and directors will be entitled to purchase Shares in this Offering. Any such purchases shall be conducted in compliance with the applicable provisions of Regulation M.

Pricing of the Offering

The Offering Price was determined by us. The principal factors considered in determining the Offering Price include:

●	the information set forth in this Offering Circular;

●	our history and prospects, and the history of and prospects for the industry in which we compete;

●	our past and present financial performance;

●	our prospects for future earnings and the present state of our development;

●	the general condition of the securities markets at the time of this Offering;

●	the recent market prices of, and demand for, securities of generally comparable companies; and

●	other factors deemed relevant by us.

Indemnification and Control

We have agreed to indemnify Capital R against liabilities relating to any investigation, claim, or proceeding stemming from the Offering, liabilities arising from breaches of some or all of the representations and warranties contained in the Listing Agreement, and to contribute to payments that Capital R may be required to make for these liabilities.

Capital R and their respective affiliates are engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Capital R and their respective affiliates may in the future perform various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

Offering Period and Expiration Date

This Offering will start on or after the date that this Offering Circular is qualified by the SEC and will terminate at our discretion or when all of the Shares are sold (the “Offering Period”).

Procedures for Subscribing

We plan to market this Offering to potential investors through Capital R’s platform, Republic.co. We will hold an Initial Closing on any number of Shares at any time during the Offering Period after we have received notification of approval when we and Capital R determine, and thereafter may hold one or more additional closings until we determine to cease having any additional closings during the Offering Period. We will close on proceeds based upon the order in which they are received. We will consider various factors in determining the timing of any additional closings following the Initial Closing, including the amount of proceeds received at the Initial Closing and any prior additional closings.

Unless deposited in a clearing firm account, all funds received by Capital R in connection with the sale of the Shares in this Offering will be promptly transmitted to the Escrow Agent pursuant to the terms of escrow agreements between us, the Escrow Agent and Capital R. In addition, subscribers may pay for the aggregate Shares to be purchased by the subscriber by a check made payable to Wilmington Trust, N.A., by ACH electronic transfer or wire transfer to an account designated by us, or by any combination of such methods. The purchase price for the Shares placed by investors shall be paid simultaneously with the execution and delivery to us of the subscription agreement.  Investors who participate in this Offering will either deposit funds in their brokerage account that will be promptly deposited in the escrow account or be required to deposit their funds in an escrow account held at Wilmington Trust, N.A.; any such funds that Wilmington Trust, N.A. receives will be held in escrow until the applicable closing of this Offering or such other time as mutually agreed, and then used to complete securities purchases, or returned if we fail to conduct an Initial Closing. There is no minimum amount that must be raised for us to conduct a closing.

We may decide to close this Offering early or cancel it, in our sole discretion. If we close this Offering early or cancel it, we may do so without notice to you, although if we cancel this Offering all funds that may have been provided by any investors will be promptly returned without interest or deduction.

No funds may be used to purchase securities issued in this Offering until the Offering Circular relating to this Offering and filed by us with the SEC has been qualified by the SEC. After an account is opened but before 48 hours prior to the applicable closing of this Offering, the investor will be required to deposit funds into the account sufficient to purchase the amount of securities that the investor intends to purchase in this Offering. Such funds will not be held in an escrow account or otherwise segregated as part of the offering process. During the marketing period for this Offering and after the Offering Circular has been qualified, the investor will provide an indication of interest as to the amount of securities the investor intends to purchase. Upon the applicable closing, the funds required to purchase that amount of securities will be removed from such investor’s account and transferred to the account of Work Hard, and the amount of securities purchased will be deposited into such investor’s account.

Right to reject subscriptions. After we receive your complete, executed subscription agreement (forms of which are attached to the Offering Circular as Exhibits 4.1, 4.2 and 4.3) and the funds required under the subscription agreement have been transferred to the escrow account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the Shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

USE OF PROCEEDS

We estimate we will receive net proceeds from this Offering of approximately $9,490,000 assuming the Maximum Offering Amount is raised, and an Offering Price of $3.00 per Share, after deducting estimated selling agents’ commissions and estimated offering expenses payable by us.

We currently expect to use the net proceeds of this Offering primarily to fund the continued development of our company as follows:

●	Up to $110,000 for payments owed for development of the Product;

●	approximately $3.5 to $4 million for brand development, manufacturing and marketing; and

●	the remainder for working capital and other general corporate purposes.

Assuming the sale of the Maximum Offering Amount, after deducting estimated selling agents’ commissions and estimated offering expenses payable by us, we would anticipate using $1.0 to $1.5 million of the funds for marketing of the Product, $3.5 million to $4.0 million of the funds for manufacturing the first 5,000 units of the product (estimated), developing shipping and fulfillment pipelines domestically, creating and designing the product’s digital app and ecommerce platform, producing fitness content for the product’s digital component, and building a team to execute the market launch. The remaining proceeds would be allocated to working capital. We anticipate a pre-sale offering in the second quarter of 2021 to generate interest and initial revenue, with fulfillment of orders commencing in the third quarter of 2021. If we raise less than the Maximum Offering Amount we will reduce our working capital we will allocate the proceeds as set forth below.

While the Public Offering Price of $3.00 per Share is fixed, assuming 100% of the Maximum Offering Amount offered hereby are sold in this Offering, a $0.50 increase (decrease) in the public Offering Price would increase (decrease) the amount of cash, working capital, total assets and total stockholders’ equity (deficit) by approximately $1,600,000, assuming the number of Shares offered, as set forth on the cover page of this Offering Circular remains the same, and after deducting estimated selling agents’ commissions and estimated offering expenses. Similarly, each increase (decrease) of 250,000 Shares offered would increase (decrease) the amount of cash, working capital, total assets and total Stockholders’ equity (deficit) by approximately $720,000, assuming that the Offering Price remains the same, after deducting estimated selling agents’ commissions and estimated offering expenses. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and the other terms of this Offering determined at pricing.

The following table sets forth a breakdown of our estimated use of our net proceeds as we currently expect to use them, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the Shares only (based on the Maximum Offering Amount).

Assumed Percentage of Shares Sold	100%	75%	50%	25%

Gross Proceeds	$10,000,000	$7,500,000.	$5,000,000	$2,500,000
Selling agent commissions	$450,000	$450,000	$450,000	$125,000
Non-accountable expense allowance	-	-	-	-
Other Offering expenses	$60,000	$60,000	$60,000	$60,000
Estimated net proceeds	$9,490,000	$6,990,000	$4,490,000	$2,315,000
Brand development and marketing	$1,500,000	$1,125,000	$750,000	$375,000

Manufacturing	$4,000,000	$3,000,000	$2,000,000	$1,000,000

Working capital	$3,990,000	$2,865,000	$1,740,000	$940,000

Total use of estimated net proceeds	$9,490,000	$6,990,000	$4,490,000	$2,315,000

Our expected use of net proceeds from this Offering represents our current intentions based upon our plans and business condition. As of the date of this Offering Circular, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this Offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including the factors described under the heading “Risk Factors” in this Offering Circular. As a result, management will have broad discretion in its application of the net proceeds, and investors will be relying on our judgment in such application.

In the event we do not sell all of the Shares offered hereby, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this Offering could be diluted. In all events, there can be no assurance that additional financing would be available to us when desired or needed and, if available, on terms acceptable to us.

Pending use of the net proceeds from this Offering, we may invest in short and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government will adjust based on the public offering price and other terms of this Offering determined at pricing.

THE EXPECTED USE OF PROCEEDS DESCRIBED ABOVE IS A PROJECTION ONLY. THE COMPANY RESERVES THE RIGHT TO CHANGE THE EXPECTED USE OF PROCEEDS, AND THE COMPANY’S MANAGEMENT TEAM WILL HAVE BROAD DISCRETION IN HOW SUCH PROCEEDS ARE APPLIED, WHICH MAY CHANGE MATERIALLY FROM THE DESCRIPTION ABOVE.

OUR BUSINESS

GRIT BXNG At Home LLC (“we,” “us,” “our,” “our company” or “GRIT”) is focused on entering into the interactive fitness platform and products market. Our parent company, Work Hard Play Hard Train Hard, Inc. (“Work Hard”) operates a boxing fitness studio called GRIT BXNG. Differentiated by its fun social atmosphere, efficient and motivating workouts and original unique trainers and classes, Work Hard created a community of various fitness levels and skills in New York City that extended beyond its fitness classes. As the COVID-19 pandemic hit the U.S in March 2020, Work Hard felt compelled to stay connected with its customer base by bringing the GRIT BXNG experience that we developed at our physical location to the homes of our community members and beyond. Our goals are to (i) provide a unique technology-enabled fitness experience that inspires our members to stay physically fit, (ii) build a connected community of trainers and members that together reinforce the idea of community and mutual support through physical activity, and (iii) to change people’s relationship with exercise by creating a technology-enabled fitness product that doesn’t feel like work, is physically efficient and challenging, spiritually uplifting and above all else, fun.

Our GRIT BXNG At Home product, (the “Product”) is being designed to offer a full body workout of various lengths and levels of difficulty with the aim of building strength and confidence. Our GRIT classes, instruction, and platform, utilize high intensity interval training with a state of the art sound system, video screen, sensors, software and a line of inspirational trainers to tie it all together so our customers can get a full-body workout on their own time and in the comfort of their own home. We believe that music, our technology enabled product together with our platform, trainers and original videos, are the differentiating factors that allow for the creation of a vibrant social community.

On November 3, 2020, we entered into a Product Development Agreement (the “Product Development Agreement”) with Industrial Design, LLC to design a GRIT BXNG At Home high tech full body workout device or devices, including but not limited to, delivery of a manufacturable design for our Product as soon as possible but not later than four months following Industrial Design’s receipt of the initial payment under the Product Development Agreement. See the section entitled “Product Development Agreement” below for further description of the Product Development Agreement and of the additional compensation payable to Industrial Design thereunder.

Our Vision

In December 2019, an outbreak of the novel coronavirus (COVID-19) disease was first identified and began to spread across the globe. In March 2020, the World Health Organization declared COVID-19 a pandemic, impacting many countries around the world and causing governments to institute a lockdown or other similar measures to slow infection rates. With the current rise in infection and death rates across the country and the world, people are spending the majority of their time at home, working and learning, in environments typically not conducive to mental and physical fitness for a variety of reasons. We have dedicated our company to improving the mental and fitness well-being of our communities and customers during this time with our vision of an all-inclusive, at-home, fun, stress relieving, affordable and technology enabled at-home fitness product.

The world’s consumer habits, fitness and social interaction has been profoundly altered by COVID-19. We have all been forced to adapt to an unfamiliar, socially distanced environment that has taken a heavy toll on our levels of mental and physical health. There are many reasons so many of us are sedentary, but most behavioral scientists agree that our attitudes about exercise play a defining role. In 2020, the shift from in-person studio and gym fitness to at-home, technology focused and connected fitness personalized products has been significant. For example, Peloton’s connected fitness subscription program grew by 113% in fiscal year 2020, with total revenues experiencing 100% or more year over year growth from 2018 through 2020 while almost 90% of the approximately 30,000 gym, studio and wellness partners of ClassPass Inc. across 30 countries indefinitely closed their physical locations. According to a TD Ameritrade survey, 59% of Americans say they don’t plan on renewing their gym memberships once the COVID-19 Pandemic subsides, citing more affordable ways to get exercise and live a healthier lifestyle. Nine out of every ten Americans surveyed by Beachbody, a California based health and fitness company, responded in the same way.

GRIT is designed to bring at-home fitness to the next level. We expect that our technology focus and unique experience, our extraordinary workout and community more and more people will be drawn to our products.

The GRIT workout

GRIT is developing an at-home, technology focused fitness product and platform that provides community members with a full body workout which is a unique training regimen. The workouts are aimed at maximizing results and minimizing injuries while providing convenience to members. Our fitness product and platform offer several training programs at varying levels of difficulty, time and skill combinations for dynamic, fun and efficient workouts. Our professional instructors and original programs combined with our unique at-home technology focused fitness product, allows for the creation of a variety of workouts for both novice and experienced boxers alike. Participants are provided with the tools to help develop strength, endurance and speed. Each program seeks to help our athletes tone their bodies and strengthen their core with a variety of cardio and strength training exercises.

Why GRIT BXNG

A differentiated Experience - At GRIT, we believe we have the differentiating factors that will allow us to create a vibrant social online community in an entertainment and technology driven, multi-layered fitness experience. We believe that we stand out with our planned proprietary training programs, celebrity trainers, DJ curated playlists, social media influencers in the fitness space and technologically advanced product. GRIT is designed to make working out fun, convenient and efficient. We plan to have the impact of a lifestyle brand and make every GRIT user feel like they are part of a unique community.

Our Product

On November 3, 2020, the Company entered into the Product Development Agreement with Industrial Design LLC to design our Product. We believe that the capabilities and experience of Industrial Design, coupled with the experience of our management team, will coalesce to create a product that provides customers and its users with a unique and exciting experience. Our product is being designed to provide a full body workout for all levels.

We intend to begin creating original content to compliment the Product led by world class trainers that will be synced with music to provide the user with the same experience we successfully provided to the members of Work Hard’s fitness studios. Our original content will include classes, along with high intensity “game” like workouts, synced to music. Each user will have their own profile stored in the Product, so that everyone in a household may enjoy the incredible workout the Product provides.

With the coronavirus outbreak, everyday interactions we once took for granted, such as going to a fitness studio for a group class or going to a traditional gym, have been altered. Additionally, with more people working from home, some permanently, people are spending more of their time indoors behind a desk in more cramped quarters than ever before. Coupled with our already heightened sedentary lifestyle, depression, obesity and alcoholism have all risen in 2020. We believe those who have maintained an exercise regimen at home will likely choose not to join a traditional fitness studio or gym once the pandemic ends and would rather create home workouts, saving both time and money. We also intend to market the Product to those who have not maintained their exercise regimen, and those looking for a way to become more active.

The Product should provide our customers with a studio style fitness of a workout once believed to be uniquely required to do at a gym with a trainer, in the convenience of their home.

Because we have not yet fully developed the Product it is difficult to determine the price per unit.

Scalable Business Model

We expect to build the GRIT products overseas with the ability to ship the Product to our consumers in the United States. We expect we will have to source the materials for our products from all over the world. We intend to build each product in minimum initial quantities until our sales increase. We intend to build each machine in Asia.

Management Team

Our management team has a combined 70 years of experience in entrepreneurship, and direct marketing. Below is a description of our management team’s experience and how we intend to utilize that experience to manufacture, promote and grow our products and user base.

Our Social Media Presence and Celebrity Spokespersons

We intend to promote our products and platform through on our own social media platforms, traditional ad campaigns, through the platforms of influencers who we may engage in the future, through word of mouth and celebrity spokespersons.

Work Hard currently has an endorsement agreement with Pitbull as a celebrity endorser for the parent company. Pitbull and Tony Robbins are also celebrity investors in the parent company. We intend to leverage Work Hard’s spokespersons’ reach, fans/followers on social media, and influencer campaigns to promote the Product.

Large and Attractive Market

We believe the at-home fitness product and platform market is highly attractive given its scale, growth dynamics and consumer trend and given the outbreak of the COVID-19 pandemic and the resulting quarantine. The Global Home Fitness Equipment Market is projected to grow at a CAGR of 6.0%.

Our Revenue Model

The Product has not yet been fully developed and therefore our sales margin, product cost, including labor, costs for raw materials, shipping and marketing costs is not determinable at this time. To date, we do not have any Product orders. Our current plans are to mass produce the Product in large quantities in order to take advantage of quantity discounts.

Additionally, we intend to sell accessories that will integrate with the Product as well as a subscription service for classes and original content to utilize in conjunction with the Product. We have not yet determined the price for the subscription service, which will depend on the cost for the original content, the software involved and other production costs.

Product Development Agreement

On November 3, 2020, we entered into the Product Development Agreement with Industrial Design pursuant to which, in exchange for Industrial Design designing a high-tech full body workout device or devices for our Product, we have agreed to the following compensation arrangement:

●	The payment of $75,000 cash upon execution of the Product Development Agreement, all of which has been paid;

●	The Issuance of an option to purchase $50,000 worth of shares of Work Hard’s common stock upon execution of the Product Development Agreement at its latest funding valuation, with an expiration that is five years from the grant date and an exercise price to be determined by the Board on the grant date;

●	The Issuance of an option to purchase the Company’s common stock upon delivery and acceptance by us of a manufacturable design with an expiration that is five years from the grant date and at an exercise price to be determined by the Board on the grant date

●

Aggregate additional cash fees of up to $110,000 upon the achievement of the following milestones; and

o    Delivery and acceptance by us of a manufacturable design

o    Upon the Initial Closing of this Offering

●	A royalty fee on all net sales of the Product in the low single digits.

●	Options to purchase shares of our common stock aat an exercise price to be determined on the grant date by our Board and an expiration date that is five years from the grant date, with such options to be issued after the second anniversary of the introduction of the Product, upon the achievement of the sale of 10,000 Products;

Upon any breach of the Product Development Agreement, Industrial Design will not be entitled to retain any of the payments, options or equity in Work Hard or GRIT BXNG. We have also agreed to pay Industrial Design for any additional services, such as software developments.

Trademarks

Our parent company, Work Hard, has developed, and we utilize, registered trademarks in our business, particularly relating to our corporate and product names. Work Hard owns the trademarks “GRITBOXING” and “GRITBXNG” that are registered with the U.S. Patent and Trademark Office. Registration of a trademark enables the registered owner of the mark to bar the unauthorized use of the registered trademark in connection with a similar product in the same channels of trade by any third-party in the respective country of registration, regardless of whether the registered owner has ever used the trademark in the area where the unauthorized use occurs.

We also claim ownership and protection of certain product names, unregistered trademarks, and service marks under common law. Common law trademark rights do not provide the same level of protection that is afforded by the registration of a trademark. In addition, common law trademark rights are limited to the geographic area in which the trademark is used. We believe these trademarks, whether registered or claimed under common law, constitute valuable assets, adding to recognition of our brands and the effective marketing of our products. We intend to maintain and keep current all our trademark registrations and to pay all applicable renewal fees as they become due. The right of a trademark owner to use its trademarks, however, is based on a number of factors, including their first use in commerce, and trademark owners can lose trademark rights despite trademark registration and payment of renewal fees. We therefore believe that these proprietary rights have been and will continue to be important in enabling us to compete. See the section herein entitled “Risk Factors – Our trademarks and trade names may be infringed, misappropriated or challenged by others.”

We intend to protect our legal rights concerning intellectual property by all appropriate legal action. Consequently, we may become involved from time to time in litigation to determine the enforceability, scope, and validity of any of the foregoing proprietary rights.

The U.S. Fitness Industry

A recent study by the Physical Activity Council (PAC) claims millennials are the most active generation. The 2018 report, which surveyed 30,999 Americans, divided different generations into five activity levels, ranging from “active to a healthy level” to “inactive.” According to a 2018 report, nearly half of millennials (ages 19 to 38) participated in high-calorie-burning activities and just 25% are sedentary. A survey by nutrition company Consumer Affairs found that millennials spend an average of $124 per month on health and fitness and are willing to incur debt to do so.

Competition

The market for connected and technology-enabled fitness products has become highly competitive in recent years and continues to become more competitive. There are generally two types of at-home fitness services, the streaming service and the at-home connected service. Streaming services allow subscribers to stream original content workouts via the internet for a monthly fee. At-home connected fitness products provide an actual product. While there is a plethora of streaming services in the at-home fitness industry, the connected, technology enabled product market is still developing. Peloton Interactive, Inc. (“Peloton”) is currently the leader in this space, which combines their products with the ability to stream original content, such as spin and running classes. Peloton had about $1.5 billion in revenue for the year ending June 30, 2020. Considering we are at an early stage in our development, we do not yet compete with Peloton’s products or services but do intend to provide a similar service with our Product. Other competitors in the connected and technology-enabled fitness products include MIRROR Interactive Home Gym, FightCamp, Tonal, Tempo, Echelon, Hydrow, NordicTrack, and Liteboxer. Each of these companies have already developed products with which we intend to compete with.

We believe that we will successfully compete on the basis of our differentiated fitness experience and our premium brand. Additionally, we believe that our culture of service and our focus on community differentiates us from our competitors and will allow us to strengthen customer loyalty. Not only will we compete for customers, but we will also compete for trainers. These competitive conditions may limit our ability to develop original content, attract new customers and attract and retain qualified personnel, among others.

The number of competitor products continue to grow. These products may attract customers away from the Product and services.

Marketing

We will rely heavily on social media and internet marketing. We intend to use a grassroots marketing strategy to build brand awareness and drive consumers to our website and Product. We will create excitement for our brand by engaging directly with consumers through our celebrity spokespersons and original marketing content. We intend to accept pre-orders for the Product and create other marketing campaigns. We intend to use different marketing strategies and promotions to appeal to both women and men as well as a broad age group. It is our customer experience that will drive word-of-mouth marketing, which will encourage customers to try our Product.

We intend to maintain an active social media program utilizing the marketing experience of our management team. Work Hard has leveraged its celebrity investors on social media and we anticipate leveraging the same for the Product. Several of our trainers, who will be influencers, will do the same for the Product. In addition, we intent to take a proactive approach to public relations through national, local and trade media outlets.

Management Information Systems

Our management information systems will provide a full range of business process support and our support center teams. More importantly, we expect that our connected and technology-enabled Product will rely on our management information systems to a high degree. We will need to create state of the art cyber security systems to protect the private information of our customers and subscribers. Our systems should provide us with enhanced operational efficiencies, scalability, increased management control and timely reporting that allow us to identify and respond to trends in our business and feedback to improve.

Employees

As of February 9, 2021, our only employees are our founders, Bill Zanker, Ediva Zanker and Christopher Murray, each of which are full-time employees.

Legal Proceedings

There are no pending legal proceedings against us.

Our Corporate History

GRIT BXNG At Home LLC was formed in August 2020 as a limited liability company in Delaware. On December 3, 2020 we filed a certificate of conversion with the Secretary of State of the State of Delaware converting our Company into a corporation and changed our name to GRIT BXNG AT HOME, INC. Our parent company is Work Hard Play Hard Train Hard, Inc.

Our Corporate Information

Our principal executive offices are located at 9 East 16th Street, New York, NY 10003, and our telephone number is (212) 727-2077. Our website address is www.gritbxng.com. Information contained in our website does not form part of this Offering Circular and is intended for informational purposes only.

Description of Property

We do not own or lease any real property. We currently share an office with Work Hard, our parent company, without cost. We anticipate that the space is adequate for our current purposes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes of those statements that are included elsewhere in this Offering Circular. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this Offering Circular. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. Our future operating results, however, are impossible to predict and no guaranty or warranty is to be inferred from those forward-looking statements.

We were formed in August 2020 and have little to no operating history, therefore our results of operations described herein may not be indicative of our results of operations in subsequent years and/or quarters. Your ability to analyze and compare our results of operations is therefore significantly limited.

Critical Accounting Policies and Estimates

The consolidated financial statements have been prepared in accordance with principles generally accepted in the United States (“U.S. GAAP”). The preparation of financial statements in conformity with U.S. GAAP requires management to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

Our significant accounting policies are more fully described in the notes in our consolidated financial statements included elsewhere in this Offering Circular.

Results of Operations

 The following information summarizes our results of operations included in our consolidated financial statements since our inception on August 21, 2020.

Revenues

To date we have not derived any revenue from operations as we have not yet developed the Product. Our revenues are expected to be primarily derived from the sales of the Product, our subscription service and sale of accessories to the Product.

Operating Expenses

Our Operating Expenses as of October 31, 2020 were $22,916. On November 4, 2020, we paid Industrial Design (i) $75,000 pursuant to the Development Agreement, which payment was funded by our parent company, Work Hard, and (ii) options to purchase shares of Work Hard’s common stock.

Net Loss

We have had a net loss of $22,916 to date since our inception.

Liquidity and Capital Resources

Since our inception, we have had a net loss from operations of $22,916 and had cash flows from operations of $0. We have funded our operations from loans from our parent company and its subsidiary, Change Your Life LLC. We used $3,317 of cash in our operating activities since inception. Since inception we have used $0 in investing activities. Until we build and sell the Product we do not expect to generate cash from operations. Even if we generate revenue, we will likely experience losses and will likely need to raise additional funds in the future in addition to those raised from this Offering, to meet our working capital requirements and pursue our business strategy. Our auditors have indicated that our ability to continue as a going concern is in doubt due to the likelihood that we will incur substantial losses prior to generating any revenue and that we will need to raise additional funds in order to continue operations. Should we raise the Maximum Offering Amount, we expect that the funds raised in this offering will satisfy our operational expenses for the next 12 months.

Work Hard, our parent company and Change Your Life LLC, a wholly owned subsidiary of Work Hard, respectively loaned us $85,200 and $16,033 for expenses. The loans do not have a designated maturity date or interest rate. We expect to continue borrowing from Work Hard or Change Your Life LLC to cover any further expenses until we have raised a sufficient amount of funds from this Offering to cover such expenses.

As of October 31, 2020, we had $3,317 cash and a net working capital of $22,916.

Shares

In 2020, we issued 6 million shares of our common stock to Work Hard, our parent company and 666,667 shares of common stock to William Zanker, our founder who is also the founder of Work Hard, upon our conversion, for nominal proceeds.

Contractual obligations and commitments

Work Hard, our parent company and Change Your Life LLC, a wholly owned subsidiary of Work Hard, have provided intercompany loans to us $85,200 and $16,033, respectively, for expenses. The loans do not have a designated maturity date or interest rate. We expect to continue borrowing from Work Hard or Change Your Life LLC to cover any further expenses until we have raised a sufficient amount of funds from this Offering to cover such expenses.

We have entered into a product design agreement with Industrial Design LLC where consideration includes, but is not limited to, a royalty on future net sales and considerable direct stock and stock options.

Off-balance sheet arrangements

We did not have during the period presented, and we do not currently have, any off-balance sheet arrangements as defined under SEC rules.

Plan of Operations

We have not yet received any revenue from operations. Over the course of the 12 months following this offering, assuming the Maximum Offering Amount is raised, we expect to design and develop a prototype of the Product, develop a software platform, acquire original content and recruit instructors for that purpose, build out a marketing team, seek a manufacturing partner, and manufacture and deliver the first 5,000 units of the Product. If we don’t raise the Maximum Offering Amount in this Offering we will likely need to raise additional funds to finance our plans for the next 12 months. Assuming we raise the Maximum Offering Amount, we expect that this offering will satisfy our capital requirements for the next 12 months. We expect to have a manufacturable design and prototype pursuant to the Product Manufacturing Agreement prior to the Initial Closing, however, we are dependent on the funds from this Offering to begin manufacturing the Product and anticipate that we will not begin our manufacturing operations until we raise at least $1,000,000 in gross proceeds through this Offering .

Trend Information

We expect the growth of the at-home workout equipment market to continue into the foreseeable future due to COVID-19 stay at home orders and our own marketing research of consumer habits. Our plans for the next 12 months to take advantage of this growth may not come to fruition due to a number of risks and uncertainties, as more fully described in the section titled “Risk Factors” found elsewhere in this Offering Circular. Some of the potential trends include global supply chain issues due to COVID-19 that may hinder our ability to obtain raw materials, our ability to create original content, recruit instructors, the success of those instructors’ original content in appealing to consumers, our ability to raise additional funds, if necessary, on acceptable terms or at all, to successfully implement our business plan and our ability to recruit influencers as part of our marketing campaign, among others.

MANAGEMENT

The table below sets certain information concerning our Directors and other senior executive officers of the Company, including their names, ages and positions with us.

Executive Officers and Directors	Position(s) Held	Age	Term of Office	Approximate hours per week for part-time employees

William (Bill) Zanker	Chairman of the Board of Directors, Chief Executive Officer and President	65	(1)	35
Christopher Murray	Chief Operating Officer, Secretary and Director	39	(1)	35
Ediva Zanker	Director	27	(1)	35

(1)	Each director shall hold his or her office until the next annual meeting of stockholders and until their successor is duly elected or appointed by the Board. Each executive officer shall hold their position at the discretion of the Board, or the earlier of the death or resignation of such executive officer.

William (Bill) Zanker, Chairman, Chief Executive Officer and President

Mr. Zanker has been our Chairman, Chief Executive Officer and President since our conversion and has been the Chairman, Chief Executive Officer and President of Work Hard since its formation in July 2018. He was previously President of the Real Estate Wealth Expo from July 2015 until July 2019. Mr. Zanker is a serial entrepreneur. He grew one of his companies, The Learning Annex, from $5 million to over $100 million in 3 years. He has been a workout enthusiast all his life, but he never found a workout that seemed to inspire him or those around him, so he decided to build his own. Mr. Zanker has founded several consumer brands such as The Learning Annex,. Brainfuel and Great American Backrub. He promoted Magic Johnson, Suze Orman, Tony Robbins, Pitbull & many other celebrities in the motivation space at arena shows. A recipient of the PBS award for Excellence in Education, Learning Annex has been in the Inc. 500 list of fastest growing companies in 2006 and 2007. In 2006, Learning Annex No. 379. In 2007, the Company was No. 346 with a reported three year growth of 794.1%, revenue of $102 million and 114 employees. We believe Mr. Zanker’s expertise in entrepreneurship, growing a business and ability to motivate makes him a valuable asset to the Company.

Christopher Murray, Chief Operating Officer, Secretary and Director

Mr. Murray has been our Chief Operating Officer since inception. He is also the Chief Operating Officer of our parent company, Work Hard Play Hard Train Hard Inc, since July 2019. Prior to this, Mr. Murray was General Manager of The Learning Annex (through June 2012), a live events company. From July 2012 through July 2018 Mr. Murray was General Manager of Entertaining Advice. During that time, Mr. Murray also directed four startup businesses, including Poetry.com, FundAnything.com, and SpiritNow.com, which he grew from concept to mid-market companies, collectively generating over $100 Million in total sales. In August 2019, Mr. Murray became General Manager of Change Your Life LLC (dba GRIT BXNG) before assuming COO role of Work Hard in July 2019. We believe Mr. Murray’s extensive experience in developing our own GRIT BXNG studio, as well as his prior experiences as an entrepreneur and manager makes him a valuable asset to the Company.

Ediva Zanker, Director

Ms. Zanker has been a director of the Company since our conversion. As a trailblazing female competitor on the Syracuse University boxing team from January 2012 to May 2015, Ediva Zanker is a proclaimed “queen of gyms” throughout the United States. Upon graduating from the Syracuse University Newhouse School of Communications in May 2015, Ms. Zanker began scouting locations for Change Your Life LLC (d/b/a GRIT BXNG) in 2017. Following the initial location scouting, Ms. Zanker then spent the next year helping to oversee the buildout of the GRIT BXNG studio, culminating in the opening of our first studio in August 2019. From February 2018 to present, Ms. Zanker worked for Work Hard where she developed the fitness curriculum for the GRIT studio, managed fitness trainer acquisition, and lead the fitness experience. Ms. Zanker also helps manage new business partnerships through event nights and paid sponsorships at the GRIT BXNG NYC studio. We believe Ms. Zanker’s experience at Work Hard and development and knowledge of the GRIT workout program and development will be a valuable asset to the Company.

Family Relationships

Mr. William Zanker, our Chairman, President and Chief Executive Officer is the father of Ediva Zanker, one of our directors.

EXECUTIVE COMPENSATION

Since our inception to date, we have not paid or issued securities to any of our officers or directors as compensation for their services but we have issued 666,667 shares of our common stock to William Zanker, our Chairman, Chief Executive Officer and President as founder’s shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.  Except as set forth below, we have not engaged in any related party transactions.

Work Hard, our parent company and Change Your Life LLC, a wholly owned subsidiary of Work Hard, respectively loaned us $85,200 and $16,033 for expenses, of which $75,000 has been paid to Industrial Design pursuant to the Development Agreement. The loans do not have a designated maturity date or interest rate. We expect to continue borrowing from Work Hard or Change Your Life LLC to cover any further expenses until we have raised a sufficient amount of funds from this Offering to cover such expenses. Such loans bear no interest and are not expected to be repaid.

Work Hard currently owns 90% of our outstanding common stock and our founder William Zanker and his daughter, Ediva Zanker, own the remaining 10%.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock, including:

●	each person who is known by us to be the beneficial owner of more than 5% of our common stock;

●	each of our directors;

●	each of our executive officers; and

●	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities.

The Company intends to adopt and have its stockholder approve an incentive stock option plan following this Offering for up to 20% of the shares outstanding, in the aggregate, and expects to issue 240,000 options to each of William Zanker, our Chief Executive Officer, President and Chairman and Christopher Murray, our Chief Operating Officer and Director. The figures below do not take into account shares that may be issuable upon the exercise of such incentive stock options or the shares being offered in this Offering Circular.

Name and address of beneficial owner (1)	Title of Class	Amount and nature of beneficial ownership		Amount and nature of beneficial ownership acquirable	Percent of class
Board of Directors and executive officers
William Zanker, Chairman of the Board of Directors, Chief Executive Officer and President) (1)	Common Stock	6,666,667	(2)	-	100%
Ediva Zanker, Director	Common Stock	-
Christopher Murray, Chief Operating Officer, director and Secretary	Common Stock	-			-

All current executive officers and directors as a group (3 persons)	Common Stock	6,666,667	(2)		100%

5% or greater Shareholders
Work Hard Play Hard Train Hard, Inc 100%	Common Stock	6,000,000	(2)		90%

(1)	Unless otherwise indicated, the address for each of the beneficial owners listed herein is C/O GRIT BXNG AT HOME, INC., 9 East 16th Street, New York, NY 10003.
(2)	Upon our conversion to a corporation in December 2020, we issued 6 million shares of our common stock to our parent company, Work Hard, and 666,667 shares of our common stock to our founder, Chairman, CEO and President, William Zanker. Mr. Zanker is the controlling shareholder, Chief Executive Officer, Chairman and President of Work Hard, and may therefore be considered to have dispositive control over the shares owned by Work Hard.

Interest of Management and Others in Certain Transactions

Work Hard and Change Your Life LLC, a wholly owned subsidiary of Work Hard, respectively loaned us $10,200 and $16,033 for expenses. We expect that either Work Hard or Change Your Life LLC will continue to loan us money for expenses until we make one or more closings in this Offering. The loans do not have a designated maturity date or interest rate.

SECURITIES BEING OFFERED

Our authorized capital is 20,000,000 shares of common stock, par value $0.001 per share, and 2,500,000 shares of preferred stock, par value $0.001 per share. At February 9, 2021, there were 6,666,667 shares of common stock and no shares of preferred stock issued and outstanding. This Offering is for up to 3,333,333 of our shares of Common Stock.

Common Stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of our preferred stock which may then be outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

Our board of directors, without further shareholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board of directors may authorize the issuance of preferred stock, which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our board of directors can fix limitations and restrictions, if any, upon the payment of dividends on both classes of our common stock to be effective while any shares of preferred stock are outstanding. As of the date hereof, we have no shares of preferred stock designated or outstanding.

Stock Options

As of February 9, 2021. there are no issued and outstanding stock options to purchase shares of common stock, however, we have committed to issue options to purchase shares of our common stock and options to purchase shares of common stock of our parent company to our product developer. The Company intends to adopt and have its stockholder approve an incentive stock option plan following this Offering for up to 20% of the shares outstanding, in the aggregate, and expects to issue 240,000 options to each of William Zanker, our Chief Executive Officer, President and Chairman and Christopher Murray, our Chief Operating Officer and Director. The figures herein do not take into account shares that may be issuable upon the exercise of such incentive stock options or the shares being offered in this Offering Circular.

Exchange Listing

We do not intend to apply to have the shares of our common stock listed on a national securities exchange for several years, if ever and therefore we do not anticipate that there will initially be a trading market for our securities. The exit strategy for investors or liquidity event will only occur if an event such as the sale of our company, a listing onto an exchange or a national securities exchange, or a complete refinancing of the business occurs, among other potential events.

Anti-Takeover Effects of Delaware Law

The provisions of Delaware law, our certificate of incorporation and our bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws provide that:

●	the authorized number of directors can be changed only by resolution of our board of directors;

●	directors may be removed only by the affirmative vote of the holders of at least 60% of our voting stock, whether for cause or without cause;

●	stockholders may not call special meetings of the stockholders or fill vacancies on the board of directors;

●	our board of directors will be authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our board of directors does not approve; and

●	our stockholders do not have cumulative voting rights, and therefore our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors.

Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Delaware General Corporation Law and subject to any limitations set forth in our certificate of incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Limitations of Director Liability and Indemnification of Directors, Officers and Employees

Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

●	breach of their duty of loyalty to us or our stockholders;

●	act or omission that’s not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

●	transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law and may indemnify employees and other agents. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding.

We have obtained a policy of directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Choice of Forum

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for:

●	any derivative action or proceeding brought on our behalf;

●	any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our certificate of incorporation or our bylaws; or

●	any action asserting a claim against us that is governed by the internal affairs doctrine.

A Delaware corporation is allowed to mandate in its corporate governance documents a chosen forum for the resolution of state law based shareholder class actions, derivative suits and other intra-corporate disputes.

Our management believes limiting state law based claims to Delaware will provide the most appropriate outcomes as the risk of another forum misapplying Delaware law is avoided, Delaware courts have a well-developed body of case law and limiting the forum will preclude costly and duplicative litigation and avoids the risk of inconsistent outcomes. Additionally, Delaware Chancery Courts can typically resolve disputes on an accelerated schedule when compared to other forums.

While management believes limiting the forum for state law based claims is a benefit, shareholders could be inconvenienced by not being able to bring a state law based action in another forum they find favorable.

Our certificate of incorporation provides that this exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Although our certificate contains the Court of Chancery choice of forum provision described above, it is possible that a court could rule that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.  Several lawsuits involving other companies have been brought challenging the validity of choice of forum provisions in certificates of incorporation, and it is possible that a court could note such provision is inapplicable or unenforceable.

GRIT BXNG At Home LLC

(a Delaware Limited Liability Company)

Audited Interim Financial Statements
Period of August 21, 2020 (inception)
through October 31, 2020

Audited by:

TaxDrop LLC

A New Jersey CPA Company

Interim Financial Statements
GRIT BXNG At Home LLC

CPA & Advisor

INDEPENDENT AUDITOR’S OPINION

November 4, 2020

To:	Board of Directors of GRIT BXNG At Home LLC
Attn: Christopher Murray, COO

Re:	Interim Financial Statement Audit
GRIT BXNG At Home LLC

We have audited the accompanying interim balance sheet of GRIT BXNG At Home LLC (the “Company”) as of October 31, 2020, and the related interim statements of income, member’s capital, and cash flows for the interim period August 21, 2020 (inception) through October 31, 2020. These interim financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these interim financial statements based on our audit.

Management’s Responsibility for the Interim Financial Statements

Management is responsible for the preparation and fair presentation of these interim financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of interim financial statements that are free from material misstatement whether due to fraud or error.

Auditor’s Responsibility

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Auditor’s Conclusion

In our opinion, the interim financial statements of GRIT BXNG At Home LLC, present fairly, in all material respects, the financial position of GRIT BXNG At Home LLC as of October 31, 2020, and the related interim statements of income, retained earnings, and cash flows for the interim period August 21, 2020 (inception) through October 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Going Concern

As discussed in the Notes and Additional Disclosures, certain conditions indicate the Company may be unable to continue as a going concern. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern. Our conclusion is not modified with respect to that matter.

Sincerely,

TaxDrop LLC

Robbinsville, New Jersey

GRIT BXNG AT HOME LLC
INTERIM BALANCE SHEET
As of October 31, 2020
Audited

ASSETS

Current Assets
Cash and cash equivalents	$3,317

Total Assets	$3,317

LIABILITIES AND MEMBERS’ CAPITAL

Current Liabilities
Loans from Related Parties	$26,234

Total Liabilities	$26,234

MEMBERS’ CAPITAL

Net income (loss)	$(22,916)

Total Members’ Capital	$(22,916)

Total Liabilities and Members’ Capital	$3,317

The accompanying notes are an integral part of these financial statements.

GRIT BXNG AT HOME LLC
INTERIM STATEMENT OF OPERATIONS
For Period August 21, 2020 (Inception) through October 31, 2020
Audited

Revenues	$0
Cost of revenues	0
Gross profit (loss)	0

Operating expenses
General and administrative	8,480
Sales and marketing	97
App Development	8,750
General and administrative	8,480
Legal and professional	5,590
Total operating expenses	22,916

Net Income	$(22,916)

The accompanying notes are an integral part of these financial statements.

GRIT BXNG AT HOME LLC
INTERIM STATEMENT OF MEMBER’S CAPITAL
For Period August 21, 2020 (Inception) to October 31, 2020
Audited

	Member’s Equity	Net Income (Loss)	Total Member’s Capital

Balance as of August 21, 2020 (inception)	$0	$0	$0

Member Contributions	0	0	0

Net Income (Loss)	0	-22,916	-22,916

Balance as of October 31, 2020	0	-22,916	-22,916

The accompanying notes are an integral part of these financial statements.

GRIT BXNG AT HOME LLC
INTERIM STATEMENT OF CASH FLOWS
For Period August 21, 2020 (Inception) to October 31, 2020
Audited

As of October 31, 2020
Operating Activities
Net Income (Loss)	$(22,916)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Changes to operating assets and liabilities:
(Increase) Decrease in inventory
Increase (Decrease) in accrued expenses	26,234

Net cash used in operating activities	3,317

Financing Activities
Members’ distributions	0

Net change in cash from financing activities	0

Net change in cash and cash equivalents	3,317

Cash and cash equivalents at beginning of period	0
Cash and cash equivalents at end of period	$3,317

The accompanying notes are an integral part of these financial statements.

GRIT BXNG At Home LLC

NOTES TO INTERIM FINANCIAL STATEMENTS

AS OF OCTOBER 31, 2020

NOTE 1 – NATURE OF OPERATIONS

GRIT BXNG At Home LLC (which may be referred to as the “Company”, “we,” “us,” or “our”) was formed in Delaware on August 21, 2020. The Company is developing at-home gym equipment for consumers with live-streamed classes available on subscription plans. The Company’s headquarters are in New York. The company began operations in 2020.

The Company may rely on contributions from owners and any external investments to fund its operations. As of October 31, 2020, the Company has zero activity and may likely incur losses prior to generating positive retained earnings. These matters raise substantial concern about the Company’s ability to continue as a going concern (see Note 7). During the next twelve months, the Company intends to fund its operations with funding from a crowdfunding campaign (see Note 8) and funds from revenue producing activities, if and when such can be realized. If the Company cannot secure additional short-term capital, it may cease operations. These financial statements and related notes thereto do not include any adjustments that might result from these uncertainties.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Risks and Uncertainties

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company’s financial condition and the results of its operations.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash would consist of funds held in the Company’s checking account. As of October 31, 2020, the Company had $3,317 of cash on hand.

Fair Value Measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

●	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
●	Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.
●	Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and would consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, property and equipment, intangible assets, and accrued expenses, etc. for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company is taxed as a partnership, and as such its results of operations flow through to its partners’ tax returns where any income will be taxed at the level of the parent company.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred. As of October 31, 2020, the Company has not yet filed its first tax return which will cover the calendar and fiscal year 2020.

Revenue Recognition

Effective August 21, 2020, the Company adopted Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”). Revenue is recognized when performance obligations under the terms of the contracts with our customers are satisfied. The Company plans to generate income from sales of at-home gym equipment and membership subscriptions.

Accounts Receivable

Trade receivables due from customers are uncollateralized customer obligations due under normal trade terms. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices. As of October 31, 2020, the company had $0 in accounts receivable.

The Company estimates an allowance for doubtful accounts based upon an evaluation of the current status of receivables, historical experience, and other factors as necessary. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change.

Advertising

The Company expenses advertising costs as they are incurred.

Recent Accounting Pronouncements

In February 2019, FASB issued ASU No. 2016-02, Leases, that requires organizations that lease assets, referred to as “lessees”, to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2019-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

In June 2018, FASB amended ASU No. 2018-07, Compensation – Stock Compensation, to expand the scope of Topic 718, Compensation – Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

In August 2018, amendments to existing accounting guidance were issued through Accounting Standards Update 2018-15 to clarify the accounting for implementation costs for cloud computing arrangements. The amendments specify that existing guidance for capitalizing implementation costs incurred to develop or obtain internal-use software also applies to implementation costs incurred in a hosting arrangement that is a service contract. The guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

NOTE 3 – INCOME TAX PROVISION

No provision or liability for federal or state income taxes has been included in these financial statements.

NOTE 4 – MEMBERS’ CAPITAL

The Company is a majority-owned subsidiary of Work Hard Play Hard Train Hard Inc., a Delaware corporation, who owns 90% of total membership units. The husband and wife founders, William Zanker and Ediva Zanker, of Work Hard Play Hard Train Hard Inc. each own 5% of the remaining 10%.

NOTE 5 – RELATED PARTY LOANS

Work Hard Play Hard Train Hard Inc. and Change Your Life LLC, a wholly-owned subsidiary of Work Hard Play Hard Train Hard Inc., respectively loaned the Company $10,200 and $16,033. The loans do not have a designated maturity date or interest rate.

NOTE 6 – STOCK BASED COMPENSATION

As of October 31, 2020, the Company has not yet adopted a stock-based compensation plan.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company.

The Company has entered into a product design agreement where consideration includes, but is not limited to, a 4% royalty on future net sales and considerable direct stock and stock options.

NOTE 8 – GOING CONCERN

These financial statements are prepared on a going concern basis. The Company began operation in 2020. The Company’s ability to continue is dependent upon management’s plan to raise additional funds and achieve profitable operations. The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

NOTE 9 – SUBSEQUENT EVENTS

Conversion of LLC to Corporation

As of the date the financial statements are available for issuance, the Company is undergoing a legal entity conversion from limited liability company to corporation. Ownership in the Company will be converted at a 1:1 ratio of membership units to common stock.

Regulation A+ Offering

The Company is raising (the “Reg A+ Offering”) up to $50,000,000 in common stock. The Company must receive commitments from investors totalling the minimum amount by the offering deadline listed in the Form 1-A, as amended in order to receive any funds.

The Reg A+ Offering is being made through OpenDeal Broker LLC (the “Intermediary” aka “Republic” or “Republic.co”). The Intermediary will be entitled to receive: a) 4% commission fee on Offering proceeds between $625,000 and $4,125,000 or 3.5% commission fee on Offering proceeds above $4,125,000 and b) 1% of the securities issued in this offering.

COVID-19

In January 2020, the World Health Organization has declared the outbreak of a novel coronavirus (COVID-19) as a “Public Health Emergency of International Concern,” which continues to spread throughout the world and has adversely impacted global commercial activity and contributed to significant declines and volatility in financial markets. The coronavirus outbreak and government responses are creating disruption in global supply chains and adversely impacting many industries. The outbreak could have a continued material adverse impact on economic and market conditions and trigger a period of global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the ultimate material adverse impact of the coronavirus outbreak. Nevertheless, the outbreak presents uncertainty and risk with respect to the Company, its performance, and its financial results.

Management’s Evaluation

Management has evaluated subsequent events through November 4, 2020, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

Up to 3,333,333 Shares of Common Stock

OFFERING CIRCULAR

[_____________], 2020

PART III

EXHIBITS

Exhibit No.	Description
1.1	Offering Listing Agreement, Dated November 3, 2020, between GRIT BXNG at Home LLC and OpenDeal Broker LLC.*
3.1	Certificate of Formation filed with the Delaware Secretary of State on August 21, 2020*
3.2	Certificate of Conversion filed December 3, 2020 with the Delaware Secretary of State on December 3, 2020*
3.3	Certificate of Incorporation filed with the Delaware of Secretary of State on December 3, 2020*
3.4	Certificate of Amendment to the Certificate of Incorporation, filed with the Delaware Secretary of State on December 17, 2020*
3.5	Bylaws, dated December 3, 2020, of GRIT BXNG AT Home, Inc.*
3.6	Certificate of Amendment to the Certificate of Incorporation, filed with the Delaware Secretary of State on February 9, 2021**
4.1	Form of Subscription Agreement***
4.2	Intercompany Notes*
10.1	Power of Attorney (included on the signature page of Form 1-A)*
10.2	Escrow Agency Agreement between GRIT BXNG At Home, Inc. and Prime Trust, LLC***
10.3	Product Development Agreement between GRIT BXNG At Home, Inc. and Industrial Design, LLC dated November 3, 2020. *#
11.1	Consent of TaxDrop LLC**
11.2	Consent of Gracin & Marlow, LLP (included in exhibit 12.1)*
12.1	Opinion of Gracin & Marlow, LLP*
15.1	Code of Business Conduct and Ethics*

*	Previously filed
**	Filed herewith
***	to be filed by amendment
#	Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to confidential treatment.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on February 9, 2021.

GRIT BXNG At Home, INC.

/s/ William Zanker
William Zanker
Chief Executive Officer, President and Chairman

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Positions	Date

/s/ William Zanker	Chairman of the Board of Directors,	February 9, 2021
William Zanker	Chief Executive Officer and President (principal executive officer)

/s/ Christopher Murray	Chief Operating Officer (principal financial and	February 9, 2021
Christopher Murray	accounting officer); Director

/s/ Ediva Zanker	Director	February 9, 2021
Ediva Zanker

III-2